Exhibit 10.14

LIMITED PARTNERSHIP AGREEMENT

OF

ECLIPSE MANAGEMENT, L.P.

Dated as of May 21, 2014

THE INTERESTS EVIDENCED BY THIS AGREEMENT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES ACT OF ANY STATE, HAVE BEEN ACQUIRED FOR INVESTMENT PURPOSES ONLY, AND MAY NOT BE SOLD, OR OTHERWISE DISPOSED OF, OR OFFERED FOR SALE UNLESS REGISTRATION STATEMENTS UNDER SUCH ACTS WITH RESPECT TO SUCH INTERESTS ARE THEN IN EFFECT OR EXEMPTIONS FROM THE REGISTRATION REQUIREMENTS OF SUCH ACTS ARE THEN APPLICABLE TO SUCH OFFER OR SALE, AND UNLESS THE PROVISIONS OF THIS AGREEMENT ARE SATISFIED.

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LIMITED PARTNERSHIP AGREEMENT

OF

ECLIPSE MANAGEMENT, L.P.

This LIMITED PARTNERSHIP AGREEMENT (this “Agreement”) of Eclipse Management, L.P., a Delaware limited partnership (the “Partnership”), is dated as of May 21, 2014 (the “Effective Date”), by and among Eclipse Management GP, LLC, a Delaware limited liability company, as the general partner of the Partnership (the “General Partner”), and each Person (as defined herein) admitted to the Partnership as a limited partner from time to time pursuant to this Agreement who (a) executes and delivers a counterpart signature page of this Agreement which counterpart signature page is accepted by the Partnership and (b) is identified in the records of the Partnership as a limited partner of the Partnership (each such Person, a “Limited Partner”). The General Partner and the Limited Partners are hereinafter sometimes referred to collectively as the “Partners” and each of them individually as a “Partner.” Capitalized terms used herein shall have the meaning given such terms in Article II.

RECITALS

WHEREAS, reference is hereby made to that certain Amended and Restated Agreement of Limited Partnership of Eclipse Resources I, LP (as amended, supplemented or restated from time to time, the “Eclipse Resources Partnership Agreement”), which agreement governs the internal administration of Eclipse Resources I, LP, a Delaware limited partnership (“Eclipse Resources”);

WHEREAS, each of the Limited Partners has previously been issued certain Class C Units (as defined in the Eclipse Resources Partnership Agreement) evidencing an ownership interest in Eclipse Resources, on the terms and conditions set forth in the Eclipse Resources Partnership Agreement and the applicable Class C Units Grant Agreement between Eclipse Resources and the applicable Limited Partner (in each case, a “Class C Unit Grant Agreement” and collectively, the “Class C Unit Grant Agreements”);

WHEREAS, in connection with an Internal Restructure (as defined in the Eclipse Resources Partnership Agreement) of Eclipse Resources, it is contemplated that each holder of Class C Units contribute all of its current and future Class C Units to the Partnership and that the Partnership thereafter be the sole holder of Class C Units (with all of the rights related thereto under the Eclipse Resources Partnership Agreement);

WHEREAS, following the contribution of Class C Units to the Partnership as described above, it is contemplated that the General Partner will have sole discretion over the management, control, voting and ultimate disposition of the Class C Units, but that the economic rights of the Limited Partners herein approximate as closely as possible the economic rights they previously had as holders of Class C Units; and

WHEREAS, the Partners desire to enter into this Agreement in order to govern the affairs of the Partnership and the respective rights and obligations of the Partners;

NOW, THEREFORE, in consideration of the premises, the mutual promises and agreements made herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Partners, intending to be legally bound, have agreed and do hereby agree as follows:

ARTICLE I

THE PARTNERSHIP

1.1 Formation. The Partnership was formed upon the filing and acceptance of a Certificate of Limited Partnership (the “Certificate”) with the Secretary of State of the State of Delaware on April 9, 2014 (the “Formation Date”). Each party hereto acknowledges and agrees that upon a Person’s execution of a counterpart signature page of this Agreement in the form attached hereto as Exhibit A, which counterpart signature page is accepted by the Partnership, such party will be admitted to the Partnership as a Limited Partner of the Partnership and will be shown as a Limited Partner on the books and records of the Partnership as of the effective date of such acceptance.

1.2 Name. The name of the Partnership shall be “Eclipse Management, L.P.” All business of the Partnership shall continue to be conducted under such name and such name shall continue to be used at all times in connection with the Partnership’s business and affairs.

1.3 Principal Place of Business. The principal place of business of the Partnership shall be 2121 Old Gatesburg Road, Suite 110, State College, Pennsylvania 16803, or such place or places as the General Partner may, from time to time, designate.

1.4 Purpose. The purpose and scope of the Partnership’s activities are strictly limited to (a) acquiring, owning, managing and otherwise dealing with its ownership interests in Eclipse Resources, and (b) performing all other activities reasonably necessary or incidental to the furtherance of such purposes.

1.5 Registered Office and Agent. The registered office of the Partnership in the State of Delaware shall be located at Corporation Trust Center, 1209 Orange Street, City of Wilmington, County of New Castle, Delaware 19801, or such other address within the United States as may be designated from time to time by the General Partner. The name and address of the registered agent for service of process on the Partnership in the State of Delaware shall be The Corporation Trust Company at 1209 Orange Street, City of Wilmington, County of New Castle, Delaware 19801, or such other agent and address as may be designated from time to time by the General Partner.

1.6 Fiscal and Taxable Year. The fiscal year and taxable year of the Partnership shall be the calendar year (the “Partnership Year”), unless such other taxable year is otherwise required by Section 706 of the Code.

1.7 Term. The term of the Partnership commenced upon the filing of the Certificate and shall continue until the date that the Partnership is terminated in accordance with the provisions of Article XI hereof.

1.8 Filings. Upon the execution of this Agreement by the parties hereto, the General Partner shall do, and continue to do, all things as may be required or advisable to continue and maintain the Partnership as a limited partnership, qualified to do business in such jurisdictions as may be required, and to protect the limited liability of the Limited Partners in any jurisdiction in which the Partnership shall transact business.

1.9 Other Activities of the General Partner. The General Partner, its Affiliates and their respective partners, members, stockholders, officers, directors, managers and principals (each of the foregoing collectively called “Competing Parties” and individually called “Competing Party”) (i) may carry on and conduct in any way or in any capacity, including, but not limited to, for such Competing Party’s own right and for such Competing Party’s own personal account, as a partner in any other partnership, as a venturer in any joint venture, as an employee, officer, director, or stockholder of any corporation, or as a participant in any syndicate, pool, trust, association, or other business organization, a business that competes, directly or indirectly, with the business of the Partnership, (ii) will be free in any capacity to conduct business activities the same or similar as conducted by the Partnership, and (iii) may make investments in any kind of property, all of the foregoing without any duty or obligation by any such Competing Party to disclose any such activity, business or entity to the Partnership or any other Partner. The Partnership and the Limited Partners will have absolutely no claim or right to any such business or assets thereof.

ARTICLE II

DEFINITIONS

The following defined terms used in this Agreement shall have the respective meanings specified below.

“Act” shall mean the Delaware Revised Uniform Limited Partnership Act, 6 Del. Code § 17-101 et. seq. or, from and after the date any successor statute becomes, by its terms, applicable to the Partnership, the successor statute, in each case as amended at the time by amendments that are, at that time, applicable to the Partnership (to the extent the provisions of the Act are not modified by the Certificate or this Agreement). All references to sections of the Act include any corresponding provision or provisions of any such successor statute.

“Advance Amount” shall have the meaning set forth in Section 5.3 hereof.

“Affiliate” shall mean, with respect to any Person, any Person Controlling, Controlled by, or under common Control with, such Person.

“Agreement” shall mean this Limited Partnership Agreement of the Partnership (including the exhibits hereto), as the same may be amended from time to time.

“Anti-Money Laundering Laws” shall mean those laws, regulations and sanctions, state and federal, criminal and civil, that (a) limit the use of and/or seek the forfeiture of proceeds from illegal transactions; (b) limit commercial transactions with designated countries or individuals believed to be terrorists, narcotics dealers or otherwise engaged in activities contrary to the interests of the United States; (c) require identification and documentation of the parties with whom a Financial Institution conducts business; or (d) are designed to disrupt the flow of funds to terrorist organizations. Such laws, regulations and sanctions shall be deemed to include the Patriot Act, the Bank Secrecy Act, the Trading with the Enemy Act, 50 U.S.C. App. Section 1 et seq., the International Emergency Economic Powers Act, 50 U.S.C. Section 1701 et seq., and the sanction regulations promulgated pursuant thereto by the OFAC, as well as laws relating to prevention and detection of money laundering in 18 U.S.C. Sections 1956 and 1957.

“Applicable Unit Proceeds” shall mean, with respect to any particular Class C Unit, the amount of any distributions to the Partnership in respect of such Class C Unit.

“Available Cash” shall mean all Partnership cash funds on hand from time to time, but excluding any reserves established by the General Partner.

“Bankruptcy” shall mean, with respect to any Person, (a) the filing by such Person of a voluntary petition seeking liquidation, reorganization, arrangement or readjustment, in any form, of its debts under Title 11 of the United States Code or any other federal, state or foreign insolvency law, or such Person’s filing an answer consenting to or acquiescing in any such petition, (b) the making by such Person of any assignment for the benefit of its creditors, (c) the expiration of sixty (60) days after the filing of an involuntary petition under Title 11 of the United States Code, an application for the appointment of a receiver for a material portion of the assets of such Person, or an involuntary petition seeking liquidation, reorganization, arrangement or readjustment of its debts under any other federal, state or foreign insolvency law, provided that the same shall not have been vacated, set aside or stayed within such sixty-day period or (d) the entry against it of a final and nonappealable order for relief under any bankruptcy, insolvency or similar law now or hereafter in effect.

“Business Day” shall mean any day except a Saturday, Sunday or other day on which commercial banks in the State of Pennsylvania are authorized by law to be closed.

“Capital Account” shall have the meaning set forth in Section 4.2 hereof.

“Capital Contribution” shall have the meaning set forth in Section 3.1 hereof.

“Certificate” shall have the meaning set forth in Section 1.1 hereof.

“Class C Unit” shall have the meaning set forth in the recitals to this Agreement, and shall include any Derivative Securities.

“Class C Unit Grant Agreement” shall have the meaning set forth in the recitals to this Agreement.

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time (or any corresponding provisions of succeeding law).

“Contribution Agreement” shall mean each Contribution Agreement between the Partnership and a Limited Partner (the form of which is attached as Exhibit C hereto), as the same may be amended, supplemented or replaced from time to time.

“Control” shall mean, the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of another Person without the consent or approval of any other Person.

“Covered Persons” shall have the meaning set forth in Section 8.1(a) hereof.

“Damages” shall have the meaning set forth in Section 8.1(a) hereof.

“Derivative Securities” shall mean any equity interests or other securities that are issued or distributed to the Partnership in exchange for, or in liquidation or redemption of, any Class C Units. It is expressly contemplated that Derivative Securities will be issued to the Partnership in connection with the continued Internal Restructure of Eclipse Resources (and the General Partner may, in its sole discretion and without the consent or approval of the Limited Partners, cause this Agreement to be amended in order to reflect or facilitate any such Internal Restructure).

“Eclipse Resources” shall have the meaning set forth in the recitals to this Agreement (and will include any successor designated by the General Partner from time to time).

“Eclipse Resources Partnership Agreement” shall have the meaning set forth in the recitals to this Agreement.

“Effective Date” shall have the meaning set forth in the introductory paragraph of this Agreement.

“Effective Tax Rate” shall mean the highest combined federal, state and local marginal income tax rate applicable to an individual Partner who is a resident of State College, Pennsylvania, utilizing the rates for ordinary income or capital gain depending on the character of the Partnership’s income and gain and taking into account the deductibility of state and local taxes (subject to any applicable limitations on deductibility).

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated thereunder.

“Estimation Period” shall mean each three-month period ending on the last day of March, May, August and December, respectively.

“Family Group” shall mean, with respect to any Limited Partner that is a natural person, such Limited Partner, such Limited Partner’s spouse, siblings, ancestors and descendants (whether natural, by marriage or adopted) and any trust or other estate planning vehicle primarily for the benefit of such Limited Partner or such Limited Partner’s spouse, siblings, ancestors or descendants (whether natural, by marriage or adopted).

“Financial Institution” shall have the meaning ascribed to such term in the Patriot Act.

“Formation Date” shall have the meaning set forth in Section 1.1 hereof.

“General Partner” shall have the meaning set forth in the introductory paragraph of this Agreement.

“Indemnified Losses” shall mean any and all losses, costs, liabilities, damages and obligations of whatever kind or nature, including but not limited to attorneys’ fees, incurred by the Partnership or the General Partner by a Limited Partner’s failure of a representation, warranty or covenant under Article XII hereof.

“Interest” shall mean, with respect to any Partner, the interest of such Partner as a partner in the Partnership at any particular time, including the partnership interest of such Partner, and the rights and obligations of such Partner as provided in this Agreement and the Act. The Interest of any Limited Partner will be composed of its Vested Portion and its Unvested Portion.

“Internal Restructure” shall have the meaning set forth in the recitals to this Agreement.

“Investment Company Act” shall mean the Investment Company Act of 1940, as amended from time to time (or any corresponding provisions of succeeding law).

“Investment Documents” means this Agreement and any other document, instrument, certificate or agreement executed and delivered by a Limited Partner in connection with being admitted to the Partnership as a Limited Partner (including, without limitation, any applicable Contribution Agreements).

“Limited Partner” shall have the meaning set forth in the introductory paragraph of this Agreement.

“LP Authorized Representative” shall have the meaning set forth in Section 14.12 hereof.

“OFAC” shall have the meaning set forth in Section 12.2 hereof.

“Operating Expenses” means, for any period, the current obligations of the Partnership for such period, determined in accordance with generally accepted accounting principles applied on a consistent basis. Operating Expenses shall not include debt service on loans to the Partnership or any non-cash expenses such as depreciation or amortization.

“Organizational Expenses” shall have the meaning set forth in Section 7.2 hereof.

“Outstanding Class C Units” shall mean, as of the date of determination and for any applicable Limited Partner, the Specific Class C Units for such Limited Partner which have not been forfeited pursuant to the terms of the Eclipse Resources Partnership Agreement or the applicable Class C Unit Grant Agreement and which remain outstanding at such time.

“Partner” shall have the meaning set forth in the introductory paragraph of this Agreement.

“Partnership” shall have the meaning set forth in the introductory paragraph of this Agreement.

“Partnership Year” shall have the meaning set forth in Section 1.6 hereof.

“Patriot Act” means the USA Patriot Act of 2001, Pub. L. No. 107-56.

“Percentage Interest” shall mean each Partner’s percentage of all Partners’ Interests based on relative Outstanding Class C Units, tracked separately for each Partner.

“Permitted Transfer” shall mean any Transfer of an Interest (or any portion thereof) by a Limited Partner (i) to any Affiliate of such Limited Partner, (ii) to any Person approved in writing by the General Partner, (iii) to the Partnership, (iv) in the case of a Limited Partner that is a natural person, pursuant to applicable laws of descent and distribution or to a member of such Limited Partner’s Family Group, (v) to any other Limited Partner, or (vi) pursuant to an order, judgment or decree of any governmental or judicial authority.

“Person” shall mean any individual, partnership, joint venture, corporation, limited liability company, trust or other entity.

“Required Holders” shall mean the holders of at least 50.1% of the Percentage Interests.

“Regulations” shall mean the final, temporary and proposed Income Tax Regulations promulgated under the Code, as the same may be amended from time to time (including corresponding provisions of succeeding regulations).

“Schedule of Partners” shall mean the Schedule of Partners of the Partnership, a copy of which shall be maintained by the General Partner, as the same may be amended from time to time.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Sharing Ratio” shall mean, with respect to any Limited Partner, a ratio determined by dividing (a) the Applicable Unit Proceeds from all of the Outstanding Class C Units attributable to such Limited Partner by (b) the Applicable Unit Proceeds from all of the Outstanding Class C Units attributable to all of the Limited Partners. The Sharing Ratio of the General Partner shall at all times be 0.0%.

“Specific Class C Units” shall mean, with respect to any Limited Partner, the specific Class C Units contributed by such Limited Partner (or its predecessor) to the Partnership (and tracked separately for each such Limited Partner).

“Tax Distributions” shall have the meaning set forth in Section 5.3 hereof.

“Transfer” shall mean, as applicable, a sale, exchange, transfer, assignment, pledge, hypothecation or other disposition of all or any portion of an Interest. When used as a verb, the term “Transfer” or “Transferred” shall have a correlative meaning.

“Unvested Portion” shall mean, as of any date of determination and for any applicable Limited Partner, the portion of its Interest (which may be expressed as a percentage) that does not constitute its Vested Portion.

“Vested Portion” shall mean, as of any date of determination and for any applicable Limited Partner, the portion of its Interest (which may be expressed as a percentage) that corresponds to the ratio of (a) the number of its Outstanding Class C Units which have vested according to the terms of the applicable Class C Unit Grant Agreements, to (b) the number of its Outstanding Class C Units.

ARTICLE III

CAPITAL CONTRIBUTIONS

3.1 Capital Contributions. Pursuant to their respective Contribution Agreements, each Limited Partner has agreed or will agree to make capital contributions of Class C Units to the Partnership in the aggregate amount set forth in each such Contribution Agreement (in each case, a Partner’s “Capital Contribution”). Promptly following the admission of any additional Person to the Partnership as a Limited Partner or permitted or required withdrawal of a Limited Partner pursuant to the terms of this Agreement, the General Partner shall update the Schedule of Partners, which update is hereby expressly consented to by the Limited Partners. The General Partner will not be required to make any capital contributions to the Partnership.

3.2 Additional Capital Contributions. Except as described above or otherwise required by the Act or other applicable law, in no event shall any Limited Partner be required to make additional capital contributions to the Partnership.

3.3 No Right to Repurchase of Interests or Return of Capital Contributions. NO PARTNER SHALL HAVE THE RIGHT TO (A) WITHDRAW FROM THE PARTNERSHIP OR (B) REQUIRE THAT THE PARTNERSHIP REPURCHASE SUCH PARTNER’S INTEREST. Each Partner waives any right which it may have to cause a partition of all or any part of the Partnership’s assets.

3.4 Uncertificated Interests. Interests shall be recorded in book-entry form and no Partner shall have the right to demand that the Partnership produce and/or deliver certificates representing such Interests.

3.5 Limitation on Liability of Limited Partners. Except as otherwise required by this Agreement, the Act or other applicable law, the liability of the Limited Partners, in their capacity as such, shall be limited to the aggregate amount of each such Limited Partner’s Capital Contribution.

3.6 Interest. No Partner shall receive any interest on its Capital Contributions.

ARTICLE IV

ALLOCATIONS OF PROFITS AND LOSSES

4.1 Allocations of Profits and Losses. All allocations of Profits and Losses (as such terms are defined in Exhibit B attached hereto) or items of income, gain, deduction, loss and credit of the Partnership shall be allocated among the Partners in accordance with the provisions of Exhibit B hereto, which exhibit is hereby incorporated by reference for all purposes of this Agreement.

4.2 Capital Accounts. A separate Capital Account (herein so called) shall be maintained for each Partner for the full term of this Agreement in accordance with the capital accounting rules of section 1.704-1(b)(2)(iv) of the Regulations. Each Partner shall have only one Capital Account, regardless of the number or classes of interests in the Partnership owned by such Partner and regardless of the time or manner in which such interests were acquired by such Partner. Pursuant to the provisions of section 1.704-1(b)(2)(iv) of the Regulations, the balance of each Partner’s Capital Account shall be:

(a) Increased by the amount of money contributed by such Partner (or such Partner’s predecessor in interest) to the capital of the Partnership pursuant to Article III and decreased by the amount of money distributed to such Partner (or such Partner’s predecessor in interest) pursuant to Article V or Article XI;

(b) Increased by the Gross Asset Value (as such term is defined in Exhibit B) (determined without regard to section 7701(g) of the Code) of each property contributed by such Partner (or such Partner’s predecessor in interest) to the capital of the Partnership pursuant to Article III (net of liabilities secured by such property that the Partnership is considered to assume or take subject to) and decreased by the Gross Asset Value (as such term is defined in Exhibit B) (determined without regard to section 7701(g) of the Code) of each property distributed to such Partner (or such Partner’s predecessor in interest) by the Partnership pursuant to Article V or Article XI (net of liabilities secured by such property that such Partner is considered to assume or take subject to);

(c) Increased by the amount of Profits (as such term is defined in Exhibit B attached hereto) or each item of income or gain allocated to such Partner (or such Partner’s predecessor in interest) pursuant to Section 2.1 of Exhibit B hereto;

(d) Decreased by the amount of Losses or each item of loss or deduction allocated to such Partner (or such Partner’s predecessor in interest) pursuant to Section 2.1 of Exhibit B hereto; and

(e) Otherwise adjusted in accordance with the other capital account maintenance rules of section 1.704-1(b)(2)(iv) of the Regulations.

4.3 Additional Provisions Regarding Capital Accounts.

(a) If a Partner pays any Partnership indebtedness, and if such payment reduces the outstanding amount of such indebtedness, then to the extent such payment reduces the outstanding amount of such indebtedness such payment shall be treated as a contribution by that Partner to the capital of the Partnership pursuant to Article III, and the Capital Account of such Partner shall be increased by the amount so paid by such Partner, provided, however, that no Partner shall have the right to pay any Partnership indebtedness except as otherwise provided herein.

(b) Except as otherwise provided herein, no Partner may contribute capital to, or withdraw capital from, the Partnership. To the extent any monies which any Partner is entitled to receive pursuant to Article V or any other provision of this Agreement would constitute a return of capital, each Partner consents to the withdrawal of such capital.

(c) A loan by a Partner to the Partnership shall not be considered a contribution of money to the capital of the Partnership, and the balance of such Partner’s Capital Account shall not be increased by the amount so loaned. No repayment of principal or interest on any such loan, reimbursement made to a Partner with respect to advances or other payments made by such Partner on behalf of the Partnership, or payments of fees to a Partner which are made by the Partnership shall be considered a return of capital or in any manner affect the balance of such Partner’s Capital Account.

(d) No Partner with a deficit balance in its Capital Account shall have any obligation to the Partnership, the other Partners or any creditor of the Partnership or Partners to restore said deficit balance. In addition, no venturer or partner in any Partner shall have any liability to the Partnership, the other Partners or any creditor of the Partnership or Partners for any deficit balance in such venturer’s or partner’s capital account in the Partner in which it is a partner or venturer. Furthermore, a deficit Capital Account balance of a Partner (or a capital account of a partner or venturer in a Partner) shall not be deemed to be a liability of such Partner (or of such venturer or partner in such Partner) or a Partnership asset or property.

(e) Except as otherwise provided herein, no interest will be paid on any capital contributed to the Partnership or the balance in any Partner’s Capital Account.

ARTICLE V

DISTRIBUTIONS

5.1 Distributions in General. From time to time, the General Partner, acting in its sole discretion, shall determine the amount, if any, by which the Partnership funds then on hand exceed the reasonable working capital needs of the Partnership, including reasonable reserves for future Partnership obligations. Any excess funds shall be distributed to the Partners in accordance with the provisions of this Article V.

5.2 Distributions.

(a) Available Cash of the Partnership shall, subject to Section 5.3, be distributed to the Partners pro rata in proportion to their respective Sharing Ratios.

(b) At any time, in the sole discretion of the General Partner, the Partnership may make in-kind distributions to one or more (or all) of the Limited Partners of their Specific Class C Units (or any portion thereof) which remain as Outstanding Class C Units.

5.3 Tax Distributions.

(a) Notwithstanding Section 5.2, if the Partnership receives distributions from Eclipse Resources pursuant to Section 5.4 of the Eclipse Resources Partnership Agreement (“Tax Distributions”) attributable to a preceding taxable year of the Partnership, the Partnership shall make distributions as provided hereinafter in this Section 5.3 to the Partners: (i) if (A) the Partnership has taxable income for such taxable year and (B) the Partnership has sufficient working capital (as determined in good faith by the General Partner), after taking into account payment obligations of the Partnership, to make the distributions contemplated by this Agreement, and (ii) subject to limitations on such distributions contained in any credit facility or other agreement to which the Partnership is a party, cash distributions shall be made to each Partner who requests such distribution in the positive amount equal to the difference between X minus Y, where “X” is the sum of (I) such Partner’s tax liability arising solely in respect of its ownership of a Partnership Interest for such taxable year (which tax liability, for the purposes of this Section 5.3, shall be calculated to equal the product of (1) such Partner’s share of the Partnership’s taxable income for such taxable year, as reflected in such Partner’s K-1 from the Partnership for such taxable year (including for such purpose such Partner’s share of any separately stated items such as depletion and gain or loss from the sale of oil and gas property), multiplied by (2) the combined maximum federal and applicable state and local income tax rates applicable to individual taxpayers in the states in which the Partnership has income and gains being allocated to the Partners for such taxable year, taking into account, if applicable, the deduction of state and local income taxes for federal income tax purposes and whether any portion of such taxable income qualifies for the reduced rates applicable to long term capital gains (with the intention hereunder being to arrive at a composite federal, state and local tax rate that can be utilized with respect to all Partners for such taxable year taking into account the jurisdictions in which the Partnership has income and gains arise plus the states in which the Partners reside for tax purposes), plus (II) the sum of all tax liabilities of such Partner (calculated as provided in (I)) for all prior taxable years since the formation of the Partnership; and “Y” is the sum of all distributions made by the Partnership to such Partner pursuant to Section 5.2 and this Section 5.3 as of the end of the taxable year for which the calculation in “X”(I) is being made since the formation of the Partnership.

(b) Notwithstanding Section 5.3(a), if a Partner is allocated net taxable loss pursuant to Section 5.2 (including for such purpose, such Partner’s share of any separately stated items such as depletion and loss from the sale of oil and gas property and the Partner’s allocated share of any such net taxable losses or separately stated items attributable to the Class C Units contributed by the Partner) during any taxable year, such net loss shall be carried forward to the extent permitted by the Code and shall reduce the taxable income (as calculated in Section 5.3(a)) of such Partner in succeeding taxable years, until such allocated losses have been reduced to zero.

(c) The aggregate amount of distributions made by the Partnership to a Partner pursuant to Section 5.3(a) shall be deemed the “Advance Amount”. If the General Partner authorizes a distribution to the Partners pursuant to Section 5.3 and at such time a Partner’s Advance Amount is positive, (i) the Partnership shall be entitled to withhold such Partner’s distribution up to an amount equal to the Advance Amount (with such Advance Amount being reduced by the amount so withheld) and (ii) the Partnership shall be entitled to distribute such withheld amount to the Partners (after also applying clause (i) to those Partners having positive Advance Amounts) so that, to the maximum extent possible, each Partner shall have received the amount of distributions that such Partner would have received since the formation of the Partnership as if distributions had been made solely in proportion to the Partners’ respective Sharing Ratios.

(d) Withholding. If any federal, foreign, state or local jurisdiction requires the Partnership to withhold taxes or other amounts with respect to any Partner’s allocable share of taxable income or any items thereof, or with respect to distributions, the Partnership shall withhold from distributions or other amounts then due to such Partner an amount necessary to satisfy the withholding responsibility and shall pay any amounts withheld to the appropriate taxing authorities. In such a case, for purposes of this Agreement the Partner for whom the Partnership has paid the withholding tax shall be deemed to have received the withheld distribution or other amount due and to have paid the withholding tax directly and such Partner’s share of cash distributions or other amounts due shall be reduced by a corresponding amount.

If it is anticipated that at the due date of the Partnership’s withholding obligation the Partner’s share of cash distributions or other amounts due is less than the amount of the withholding obligation, the Partner with respect to which the withholding obligation applies shall pay to the Partnership the amount of such shortfall within twenty (20) days after notice by the Partnership. If a Partner fails to make the required payment when due hereunder, and the Partnership nevertheless pays the withholding, in addition to the Partnership’s remedies for breach of this Agreement, the amount paid shall be deemed a recourse loan from the Partnership to such Partner bearing interest at the rate charged by Eclipse Resources to its partners under Section 5.5 of the Eclipse Resources Partnership Agreement, and the Partnership shall apply all distributions or payments that would otherwise be made to such Partner toward payment of the loan and interest, which payments or distributions shall be applied first to interest and then to principal until the loan is paid in full.

5.4 Forfeiture of Interests. If at any time there are no Specific Class C Units for a Limited Partner which remain as Outstanding Class C Units, the Interest of such Limited Partner will be automatically forfeited with no further action required by either the Partnership or the General Partner.

ARTICLE VI

MANAGEMENT

6.1 Management; Authority of the General Partner.

(a) The management, operation and control of the Partnership and its business and the formulation of its investment policy shall be vested exclusively in the General Partner, subject to the terms and provisions of this Agreement, including, without limitation, this Article VI. The General Partner shall, in its sole discretion, exercise all powers necessary and convenient for the purposes of the Partnership and all of the power conferred by the Act on the general partner of a limited partnership, including the power to conduct the Partnership’s business as described in Section 1.4 hereof, and the power to delegate to one or more Persons the power to perform any of the acts described above but subject to the limitations and restrictions expressly set forth herein, including those enumerated in this Article.

(b) Subject only to the limitations and restrictions expressly set forth herein, the General Partner shall perform or cause to be performed all management and operational functions relating to the day-to-day business of the Partnership. Without limiting the generality of the foregoing, the General Partner is authorized on behalf of the Partnership to cause the Partnership to do the following:

(i) enter into the Contribution Agreements and exercise and perform the Partnership’s rights and obligations thereunder;

(ii) acquire, hold, finance, pledge, manage and dispose (directly or indirectly) of any assets and exercise all rights appurtenant thereto (provided, that, notwithstanding anything else in this Agreement to the contrary, it is acknowledged and agreed that the General Partner and its Affiliates shall have no duty or obligation, express or implied, to sell or otherwise dispose of any asset of the Partnership, including any Class C Units);

(iii) incur indebtedness (whether secured or unsecured, express or contingent), and pay, in accordance with the provisions of this Agreement, all expenses, debts and obligations of the Partnership to the extent that funds of the Partnership are available therefor;

(iv) invest (including through an agent) cash reserves and other liquid assets of the Partnership prior to their use for Partnership purposes or distribution to the Partners;

(v) bring, compromise, settle and defend actions at law or in equity;

(vi) engage in any kind of activity and perform and carry out contracts of any kind necessary to, or in connection with, the accomplishment of the purposes of the Partnership;

(vii) enter into agreements and contracts with third parties in furtherance of the Partnership’s business;

(viii) maintain, at the expense of the Partnership, adequate records and accounts of all operations and expenditures;

(ix) purchase, at the expense of the Partnership, liability, casualty, fire and other insurance and bonds to protect the Partnership’s assets, business, partners and employees;

(x) purchase, at the expense of the Partnership, director and officer liability insurance to protect the General Partner and its respective officers and employees;

(xi) open accounts and deposit, maintain and withdraw funds in the name of the Partnership in any bank, savings and loan association, brokerage firm or other financial institution;

(xii) establish reserves for contingencies and for any other proper Partnership purpose;

(xiii) retain, and dismiss from retainer, any and all Persons providing legal, accounting, consulting, investment advisory or management services to the Partnership, or such other agents as the General Partner deems necessary or desirable for the management and operation of the Partnership;

(xiv) incur and pay all expenses and obligations incident to the operation and management of the Partnership, including, without limitation, the services referred to in paragraph (xiii) hereof;

(xv) distribute funds or securities to the Partners by way of cash or otherwise, all in accordance with the provisions of this Agreement;

(xvi) prepare and cause to be prepared reports, statements and other relevant information for distribution to Partners;

(xvii) prepare and file all necessary returns, reports and statements and pay all taxes, assessments and other impositions relating to the assets or operations of the Partnership, and make all elections permitted by the Code and applicable State and local tax laws;

(xviii) effect a dissolution of the Partnership as provided herein;

(xix) act for and on behalf of the Partnership in all matters incidental to the foregoing;

(xx) authorize any partner, officer or other agent of the General Partner to act for and on behalf of the Partnership in all matters incidental to the foregoing; and

(xxi) make all tax elections and file all tax returns and tax forms as provided in Exhibit B.

By executing this Agreement, each Limited Partner shall be deemed to have consented to any exercise by the General Partner of all of the foregoing powers or other powers of the General Partner contained in this Agreement.

(c) Any person dealing with the Partnership or the General Partner may rely upon a certificate signed by the General Partner as to:

(i) the identity of the General Partner or any Limited Partner hereof;

(ii) the existence or non-existence of any fact or facts which constitute a condition precedent to acts by a General Partner or in any other manner germane to the affairs of the Partnership;

(iii) the Persons who are authorized to execute and deliver any instrument or document of or on behalf of the Partnership; or

(iv) any act or failure to act by the Partnership or as to any other matter whatsoever involving the Partnership or any Partner.

6.2 Limited Partner Approval Rights. No action shall be taken by the Partnership regarding the matters described in this Section 6.2 unless written notice of such matter has been provided to the Limited Partners, the Limited Partners have been provided with a reasonable opportunity to consult with the General Partner regarding such matter and thereafter such matter has been approved in writing by the Required Holders:

(a) any act in contravention of this Agreement or any activity materially inconsistent with the purposes of the Partnership;

(b) any act that would, to the General Partner’s knowledge, make it impossible to carry on the ordinary business of the Partnership;

(c) any act that would, to the General Partner’s knowledge, subject any Limited Partner to personal liability in any jurisdiction for the debts or obligations of the Partnership;

(d) filing any petition, or consenting to the filing of any petition, that would subject the Partnership to a Bankruptcy; or

(e) distributions by the Partnership, except to the extent permitted by Article V or Article XI.

6.3 Participation by Limited Partners. Except as provided otherwise herein or as specifically provided for under the non-waivable provisions of the Act or any applicable law, no Limited Partner, in its capacity as a Limited Partner, shall participate in the management of the business and affairs of the Partnership. No Limited Partner, in its capacity as a Limited Partner, shall have any right or power to sign for or to bind the Partnership in any manner or for any purpose whatsoever, or have any rights or powers with respect to the Partnership except those expressly granted to such Limited Partner by the terms of this Agreement or those conferred upon such Limited Partner by non-waivable provisions of applicable law, and no prior consent or approval of the Limited Partners shall be required in respect of any act or transaction to be taken by the General Partner on behalf of the Partnership unless otherwise specifically provided in this Agreement.

6.4 Meetings of Partners. Meetings of the Partners for the purpose of taking any action permitted to be taken by the Partners may be called by the General Partner, or by Limited Partners entitled to cast not less than twenty-five percent (25%) of the Percentage Interests. Upon request in writing from one or more Limited Partners (entitled to cast the requisite percentage of votes) that a meeting of Partners be called for any proper purpose, the General Partner forthwith shall cause notice to be given to the Limited Partners entitled to vote that a meeting will be held at a time requested by the person or persons calling the meeting, not less than five (5) nor more than sixty (60) days after receipt of the request. Except in special cases where other express provision is made by statute, written notice of such meetings shall be given to each Limited Partner entitled to vote not less than five (5) nor more than sixty (60) days before the meeting. Such notices shall state:

(a) either the place of such meeting or that such meeting is telephonic and the date and hour of the meeting; and

(b) those matters that the General Partner or the applicable Limited Partners, at the time of the mailing of the notice, intend to present for action by the Partners.

6.5 Place of Meetings. All meetings of the Partners shall be held at any place within or outside of the State of Delaware which may be designated by the General Partner. In the absence of such designation, meetings of the Partners shall be held at the principal executive office of the Partnership. Notwithstanding the foregoing, the General Partner or those Limited Partners entitled to call a meeting of the Partners may request that any such meeting be held by telephonic conference call.

6.6 Quorum and Voting.

(a) The presence at any meeting in person (including by telephone, if applicable) or by proxy of Partners holding not less than a majority of the total Percentage Interests entitled to vote at such meeting shall constitute a quorum for the transaction of business at a meeting of Partners. If, however, such quorum shall not be present or represented at any meeting of the Partners, the Partners entitled to vote thereat, present in person or represented by proxy, shall have the power to adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present or represented. At any such adjourned meeting at which a quorum shall be present or represented, any business may be transacted which might have been transacted at the meeting as originally notified. If the adjournment is for more than thirty days, or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each Partner entitled to vote at the adjourned meeting. The Partners present at a duly called or held meeting at which a quorum is present may continue to transact business until adjournment, notwithstanding the withdrawal of enough Partners to leave less than a quorum.

(b) When a quorum is present at any meeting of the Partners, the vote of the Required Holders shall decide any question brought before such meeting, unless the question is one upon which, by express provision of the Act, of the Certificate or of this Agreement (including, without limitation, Section 6.2 hereof), a different vote is required, in which case such express provision shall govern and control the decision of such question.

6.7 Waiver of Notice. The actions of any meeting of Partners, however called and noticed, and wherever held, shall be as valid as if taken at a meeting duly held after regular call and notice, if a quorum be present in person (including by telephone, if applicable) or by proxy, and if, either before or after the meeting, each Partner entitled to vote, present in person (including by telephone, if applicable) or by proxy, signs (including by facsimile) a written waiver of notice or a consent to the holding of the meeting, or an approval of the minutes thereof. All such waivers shall be filed with the Partnership’s records and made a part of the minutes of the meeting. Attendance of a Partner at a meeting (including by telephone, if applicable) shall also constitute a waiver of notice of and presence at such meeting, except when the Partner objects, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened, and except that attendance at a meeting is not a waiver of any right to object to the consideration of matters required to be included in the notice but not so included, if such objection is expressly made at the meeting.

6.8 Action by Partners Without a Meeting. Any action, which under any provision of the Act or the Certificate or this Agreement that may be taken at a meeting of the Partners or any specified class of Partners, may be taken without a meeting, and without notice except as hereinafter set forth, if a consent in writing, setting forth the action so taken, is signed by the Partners or the specified class of Partners, as the case may be, otherwise having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all Partners or specified class of Partners entitled to vote thereon were present and voted. All such consents shall be maintained in the Partnership’s records. The General Partner shall provide written notice to each Partner of every action validly taken, but not unanimously approved, by written consent pursuant to this Section 6.8.

6.9 Filing of Schedules, Reports, Etc. Each Partner agrees to reasonably cooperate with the Partnership in the filing of any schedule, report, certificate or other instrument required to be filed by the Partnership under the laws of the United States, any state or political subdivision thereof or any foreign nation or political subdivision thereof. In connection therewith, each Partner agrees to reasonably provide the Partnership with all information required to complete such filings.

6.10 Removal of General Partner. Except as expressly permitted by the Act, the General Partner may not be removed.

6.11 Class C Units.

(a) Eclipse Resources from time to time prior to the Effective Date issued to certain key employees of the Eclipse Resources, Class C Units entitling such persons to distributions of profits of the Eclipse Resources in accordance with the terms of the Eclipse Resources Partnership Agreement.

(b) In connection with a grant of Class C Units to key employees, Eclipse Resources and the key employees executed their respective Class C Unit Grant Agreements.

(c) As more particularly described in Article III, pursuant to an Internal Restructure of Eclipse Resources, the holders of Class C Units contributed their Class C Units to the Partnership in exchange for their Interests in the Partnership. Each holder of an Interest issued in exchange for a Class C Unit subject to a Class C Unit Grant Agreement acknowledges that the Class C Units held by the Partnership remain subject to the terms of the Class C Unit Grant Agreement and that any forfeiture by the Partnership of all or any portion of the Class C Units contributed by a Partner will adjust the Partner’s Sharing Ratios. The Interests owned by the Limited Partners shall be considered a non-voting security and shall not entitle the holders thereof to have any voting rights with respect to any Partnership matter (except as expressly set forth herein). Partners holding Interests shall be subject in all respects to this Agreement, including provisions relating to the Disposition of such Partnership Interests, information rights with respect to the Partnership, and competition and confidentiality.

(d) The Class C Units were issued in consideration of services rendered and to be rendered by the holders for the benefit of Eclipse Resources. Class C Units at the time of their grant were intended to constitute “profits interests” as that term is used in Revenue Procedures 93-27 and 2001-43. Each Limited Partner who holds Interests agrees to continue to provide to the Partnership and Eclipse Resources such advice, consultation, and other services as the Partnership may reasonably request.

(e) Nothing in the Agreement shall prohibit a holder of an Interest received in connection with the contribution of Class C Units from filing an election under Section 83(b) of the Code with respect to the Interests and the Partner and the Partnership each agree not to take any actions inconsistent with any such election. Each holder of an Interest agrees and acknowledges that such holder shall consult with such holder’s tax adviser to determine the tax consequences of filing an election under Section 83(b) of the Code. Each such holder acknowledges that it is the holder’s sole responsibility, rather than the Partnership’s, to determine whether to file an election under Section 83(b) of the Code. If a holder files an election under Section 83(b) of the Code with respect to the Interest received, the holder agrees to provide the Partnership with a copy of such election contemporaneously with the holder’s filing of such election.

(f) For purposes of this Agreement, the General Partner will keep records which track the Specific Class C Units, the Outstanding Class C Units, the Vested Portion, the Unvested Portion, the Applicable Unit Proceeds, the Sharing Ratio and the Percentage Interest for each Limited Partner (whether such items are expressed as Class C Units, Derivative Securities, cash or otherwise). The determination of all such amounts shall be conclusive absent manifest error on the part of the General Partner.

ARTICLE VII

EXPENSES AND FEES

7.1 Operating Expenses. The General Partner shall not bear or otherwise be charged with any costs or expenses of the Partnership’s activities and operations, all of which shall be borne by or otherwise charged to the Partnership, including all activities and operations prior to the date of this Agreement, and including, without limitation: (i) all costs and expenses incurred in acquiring, managing, disposing of or otherwise dealing with the Class C Units or otherwise incurred in connection with the Internal Restructure, including, without limitation, any investment banking, travel, legal and accounting expenses, and any fees and out-of-pocket costs related thereto; (ii) all costs and expenses incurred in connection with the drafting, negotiation and execution of this Agreement or the Contribution Agreements, or the offering contemplated hereby or thereby; (iii) all costs and expenses, if any, incurred in monitoring the Partnership’s investment in the Class C Units, including, without limitation, any travel, legal and accounting expenses and other fees and out-of-pocket costs related thereto; (v) taxes of the Partnership; (iv) costs related to litigation and threatened litigation involving the Partnership; (vi) expenses associated with third party accountants, attorneys and tax advisors with respect to the Partnership and its activities, including the preparation and auditing of financial reports and statements and other similar matters, and costs associated with the distribution of financial and other reports to the Partners and costs associated with Partnership meetings; (vii) brokerage commissions and other investment costs incurred by or on behalf of the Partnership and paid to third parties; (viii) all costs and expenses associated with obtaining and maintaining insurance for the Partnership and its assets and director and officer liability insurance to protect the General Partner and its respective officers and employees; (ix) fees incurred in connection with the maintenance of bank or custodian accounts; (x) all expenses incurred in connection with the registration (or exemption from registration) of the Partnership’s securities under applicable securities laws or regulations; and (xi) all expenses of the Partnership that are not normally recurring operating expenses (all such expenses, collectively, the “Operating Expenses”). To the extent that any Operating Expenses are paid by the General Partner, such Operating Expenses shall be reimbursed by the Partnership.

7.2 Organizational Expenses. The Partnership shall bear and be charged with all costs and expenses pertaining to the organization of the Partnership, including, without limitation, legal, tax reporting and accounting expenses (collectively the “Organizational Expenses”).

ARTICLE VIII

EXCULPATION AND INDEMNIFICATION

8.1 Exculpation and Indemnification.

(a) TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, NONE OF THE GENERAL PARTNER, ANY OF ITS AFFILIATES, THEIR RESPECTIVE SHAREHOLDERS, MEMBERS, PARTNERS, DIRECTORS, OFFICERS, EMPLOYEES AND OTHER AGENTS (COLLECTIVELY, THE “COVERED PERSONS”) SHALL BE LIABLE TO THE PARTNERSHIP OR THE LIMITED PARTNERS FOR MONETARY DAMAGES FOR ANY LOSSES, CLAIMS, DAMAGES OR LIABILITIES (“DAMAGES”) ARISING FROM ANY ACT OR OMISSION PERFORMED OR OMITTED BY SUCH COVERED PERSONS ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR THE PARTNERSHIP’S BUSINESS OR AFFAIRS OR ANY OTHER DAMAGE TO WHICH SUCH COVERED PERSON MAY BECOME SUBJECT TO IN CONNECTION WITH ANY MATTER ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR THE PARTNERSHIP’S BUSINESS AFFAIRS, EXCEPT TO THE EXTENT THAT ANY SUCH DAMAGES ARE ESTABLISHED BY A COURT ORDER OF FINAL ADJUDICATION TO BE PRIMARILY ATTRIBUTABLE TO THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF SUCH COVERED PERSON.

(b) (i) If a Covered Person becomes involved in any capacity in any action, proceeding or investigation in connection with any matter arising out of or in connection with this Agreement or the Partnership’s business or affairs, the Partnership shall reimburse such Covered Person for its reasonable legal and other expenses (including the cost of any investigation and preparation) as they are incurred in connection therewith; provided that such Covered Person shall provide the Partnership with an undertaking to promptly repay to the Partnership the amount of any such reimbursed expenses paid to it if it shall ultimately be determined by a court order of final adjudication that such Covered Person was not entitled to be indemnified by the Partnership in connection with such action, proceeding or investigation. If for any reason (other than by reason of the exclusions from indemnification set forth above) the foregoing indemnification is unavailable to such Covered Person, or insufficient to hold it harmless, then the Partnership shall, to the fullest extent permitted by law, contribute to the amount paid or payable by such Covered Person as a result of such loss, claim, damage, liability or expense in such proportion as is appropriate to reflect the relative benefits received by the Partnership on the one hand and such Covered Person on the other hand or, if such allocation is not permitted by applicable law, to reflect not only the relative benefits referred to above but also any other relevant equitable considerations.

(ii) The provisions of this Section 8.1 shall survive the termination of this Agreement or the dissolution of the Partnership for any reason.

(c) No Limited Partner shall have any obligation to the Partnership or any other Partner to bring or join in any action against any Covered Person pursuant to Section 8.1(a) or (b) hereof. Nothing contained in this Section 8.1 shall be construed as any waiver of insurance claims or recoveries by the Partnership or any Covered Person.

(d) Each Partner covenants for itself, its successors, assigns, heirs and personal representatives that such Person will, at any time prior to or after the dissolution of the Partnership, on demand, whether before or after such Person’s withdrawal from the Partnership, pay to the Partnership or the General Partner any amount which the Partnership or the General Partner, as the case may be, pays in respect of taxes (including withholding taxes) imposed upon income of or distributions to such Partner, to the extent that such amounts have not been withheld from amounts otherwise distributable to such Partner.

(e) Notwithstanding anything else contained in this Agreement, the obligations of the Partnership and each Partner (except the under this Section 8.1, respectively, shall:

(i) be in addition to any liability which the Partnership or such Partner may otherwise have; and

(ii) inure to the benefit of the Covered Persons, and any successors, assigns, heirs and personal representatives of such Covered Persons.

(f) The General Partner may cause the Partnership to purchase, at the Partnership’s expense, insurance to insure the Covered Persons against liability hereunder.

(g) Each Limited Partner hereby agrees to indemnify, defend and hold harmless the Partnership and the General Partner from and against any and all Indemnified Losses caused by or arising from the acts or omissions of such Limited Partner.

8.2 Exclusive Jurisdiction. To the fullest extent permitted by applicable law, each of the Partners hereby agrees that any claim, action or proceeding by such Partner seeking any relief whatsoever against any Covered Person based on, arising out of, or in connection with this Agreement or the Partnership’s business or affairs shall be brought only in the state or federal courts sitting in Wilmington, Delaware and not in any other court.

ARTICLE IX

BOOKS AND RECORDS

9.1 Books and Accounts. Complete and accurate books and accounts shall be kept and maintained for the Partnership at the principal place of business of the Partnership, as determined by the General Partner. Each Partner may, in the discretion of the General Partner, at all reasonable times have access to, and may inspect and, make copies of, such books and accounts. Consistent with the limitations set forth in Section 7.1 of the Eclipse Resources Partnership Interest, no Limited Partners shall have any right to review, inspect or copy (a) Schedule I or Exhibit 2.1 to the Eclipse Resources Partnership Agreement, (b) the Schedule of Partners, (c) the Class C Unit Grant Agreement of any Limited Partner other than such Limited Partner, or (d) the Partnership’s tax returns or any other Limited Partner’s Schedule K-1. Funds of the Partnership shall be deposited in the name of the Partnership in such bank or other account or accounts as the General Partner may designate and withdrawals therefrom shall be made upon such signature or signatures on behalf of the Partnership as the General Partner may designate.

9.2 Reports to Partners.

(a) All reports provided to the Partners pursuant to this Section shall be prepared on such basis as the General Partner determines will appropriately reflect the operations and assets of the Partnership.

(b) The “tax matters partner,” as such term is defined in Section 6231(a)(7) of the Code shall be the General Partner and shall have the rights provided in Exhibit B.

(c) The Partnership will furnish to each Limited Partner the tax reporting information provided in Exhibit B.

ARTICLE X

TRANSFERABILITY OF A PARTNER’S INTEREST

10.1 Restrictions on Transfer.

(a) Other than in connection with a Permitted Transfer, no Transfer of all or any portion of such Partner’s Interest (including all or some of its rights or obligations hereunder) may be made without the prior written consent of the Partnership (which consent may be granted or withheld in the sole discretion of the General Partner). Further, no Transfer of all or any portion of a Partner’s Interest may be made to the extent that such Transfer would (i) result in the Partnership being subject to regulation under the Investment Company Act, (ii) result in the taxation of the Partnership at the entity level, (iii) result in the Partnership’s assets being deemed “plan assets” for the purposes of Section 4975 of the Code or ERISA or (iv) have a material adverse effect for tax purposes on any other Partner (as determined by the General Partner in its reasonable discretion), unless such Transfer is consented to by such adversely-effected Partner.

(b) No Transfer shall relieve the transferor of any of its obligations under this Agreement or its Contribution Agreement without the prior written consent of the Partnership (which consent may be granted or withheld in the sole discretion of the General Partner).

(c) Each Partner shall be liable to the other Partners if a Transfer of any of the interests in the entity or entities of which such Partner is composed, including, but not limited to, any Transfer of economic or beneficial interest resulting from any reorganization or restructuring of the entity or entities of which such Partner is composed, (i) results in the Partnership being subject to regulation under the Investment Company Act, (ii) results in the taxation of the Partnership at the entity level, (iii) results in the Partnership’s assets being deemed “plan assets” for the purposes of Section 4975 of the Code or ERISA or (iii) violates any provision of this Agreement.

(d) It is acknowledged that the Eclipse Resources Partnership Agreement includes numerous restrictions on the transferability of the Class C Units (including, without limitation, Section 9.1(c) thereof). It is contemplated that, concurrently with the execution of the initial Contribution Agreements, Eclipse Resources will consent to the contribution of the Class C Units to the Partnership. Notwithstanding anything in this Agreement to the contrary, the Limited Partners will be subject to any additional restrictions on their right to transfer all or any portion of their Interest that are imposed by the General Partner from time to time (and no attempted Transfer in violation thereof will be a Permitted Transfer).

10.2 Expenses of Transfer; Indemnification. All expenses, including attorneys’ fees and expenses, incurred by the General Partner or the Partnership in connection with any Transfer shall be fully borne, jointly and severally, by the transferring Partner and such Partner’s transferee. In addition, such transferring Partner and such transferee shall indemnify the Partnership and the General Partner in a manner satisfactory to the General Partner, in its sole discretion, against any losses, claims, damages, liabilities or expenses to which the Partnership or the General Partner may become subject arising out of or based upon any false representation or warranty made by, or breach or failure to comply with any covenant or agreement of, such transferring Partner or such transferee in connection with such Transfer.

10.3 Recognition of Transfer.

(a) The Partnership shall not recognize for any purpose any purported Transfer of any Interest (including some or all of its rights or obligations hereunder) and no Transferee of any Interest shall be admitted as a Limited Partner hereunder unless:

(i) the applicable provisions of this Agreement shall have been complied with;

(ii) the Partnership shall have been furnished with the documents effecting such Transfer, in form and substance reasonably satisfactory to the General Partner, executed and acknowledged by both transferor and the transferee;

(iii) such Transfer shall have been made in accordance with all applicable laws and regulations and all necessary governmental consents shall have been obtained and requirements satisfied;

(iv) the books and records of the Partnership shall have been changed by the General Partner to reflect the admission of such transferee; and

(v) such Transfer will not cause a termination of the Partnership for Federal income tax purposes.

(b) Each transferee, as a condition to the Partnership’s recognition of such Transfer, shall execute and acknowledge such instruments, in form and substance reasonably satisfactory to the General Partner, as the General Partner may deem necessary or desirable in its sole discretion to effectuate such Transfer and to confirm the agreement of such transferee to be bound by all the terms and provisions of this Agreement with respect to any rights and/or obligations represented by the Interest acquired by such transferee. The recognition of any Transfer shall not require the approval of any other Partner.

10.4 Effect of Transfer. Notwithstanding any other provision of this Agreement or the Act to the contrary, to the fullest extent possible pursuant to applicable law, upon the Transfer by a Partner of all of such Partner’s Interest such former Partner shall have no further right as a Partner under this Agreement, including, without limitation, any right to vote on any matter regarding the Partnership and the Partnership may act without any consent, approval or vote theretofore required to be obtained from such Partner (provided, however, that the Partnership shall still be required to obtain any required consent, approval or vote from the remaining Partners). Upon a Transfer by a Limited Partner of all or any portion of its Interest in accordance with the provisions of this Agreement, the transferee shall be admitted as a substitute Limited Partner effective as of the time of the Transfer, upon its compliance with the applicable provisions of this Agreement. In the case of a Transfer of only a portion of a Limited Partner’s Interest, the transferor and transferee will allocate the Specific Class C Units that will be attributable to both of them following such Transfer.

10.5 Preemptive Rights. No Limited Partner will have any pre-emptive rights to purchase any Interests to be issued by the Partnership.

ARTICLE XI

DISSOLUTION

11.1 Events of Dissolution.

(a) The Partnership shall be dissolved upon the first to occur of:

(i) at the General Partner’s election, the sale or other disposition of all or substantially all of the assets of the Partnership and the collection of the proceeds therefrom;

(ii) the removal of the General Partner or the occurrence of any other event that causes the General Partner to cease to be the general partner of the Partnership under the Act, unless the Partnership is continued without dissolution in accordance with the Act;

(iii) at any time there are no limited partners of the Partnership, unless the Partnership is continued without dissolution in accordance with the Act; and

(iv) the entry of a decree of judicial dissolution.

(b) Following the dissolution of the Partnership, the General Partner shall liquidate the assets of the Partnership (or, in the sole discretion of the General Partner, distribute such assets in kind to the Partners) as promptly as shall be practicable and in a commercially reasonable manner. The proceeds of such liquidation shall be applied in the following order of priority:

(i) first, to the satisfaction (whether by payment or the reasonable provision for payment) of debts and liabilities of the Partnership, including the establishment of any reserves that the General Partner may deem reasonably necessary to satisfy any contingent liabilities of the Partnership, and the satisfaction of the costs and expenses of the dissolution and liquidation; and

(ii) then, to the Partners in accordance with Section 5.2 hereof.

11.2 Cancellation of Certificate. Upon the dissolution of the Partnership and the completion of the winding up of the Partnership, the Person acting as liquidating trustee shall cause the cancellation of the Certificate and shall take such other actions as may be necessary or appropriate to terminate the Partnership. Except as set forth in Section 11.4 or as otherwise specifically provided for in this Agreement, upon cancellation of the Certificate in accordance with the Act, the Partnership and this Agreement shall terminate.

11.3 Compliance With Timing Requirements of Regulations. If the Partnership is “liquidated” within the meaning of Section 1.704-l(b)(2)(ii)(g) of the Regulations, distributions shall be made pursuant to this Article. In the sole discretion of the General Partner, a pro rata portion of the distributions that would otherwise be made to the General Partner and the Limited Partners pursuant to the preceding sentence may be:

(a) distributed to a trust established for the benefit of the General Partner and the Limited Partners for the purposes of liquidating Partnership assets, collecting amounts owed to the Partnership, and paying any contingent liabilities or obligations of the Partnership or of the General Partner arising out of or in connection with the Partnership; provided that the assets of any such trust shall be distributed to the General Partner and the Limited Partners from time to time, in the reasonable discretion of the General Partner, in the same proportions as the amount distributed to such trust by the Partnership would otherwise have been distributed to the General Partner and the Limited Partners pursuant to this Agreement; or

(b) withheld to provide a reasonable reserve for Partnership liabilities (contingent or otherwise) and to reflect the unrealized portion of any installment obligations owed to the Partnership; provided that such withheld amounts shall be distributed to the General Partner and the Limited Partners as soon as practicable.

11.4 Termination. Upon the cancellation of the Certificate of the Partnership in accordance with the Act, this Agreement shall terminate other than Sections 8.1 and 14.12 hereof, which shall survive the termination of this Agreement or the dissolution of the Partnership for any reason.

ARTICLE XII

REPRESENTATIONS AND WARRANTIES

OF THE LIMITED PARTNERS

12.1 General Representations and Warranties. As of the effective date of its admission to the Partnership, each Limited Partner (as to itself only) represents and warrants to the Partnership and the other Partners as follows:

(a) Organization; Existence. Such Limited Partner, if such Limited Partner is an entity, is duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation.

(b) Power; Qualification. Such Limited Partner has full power and authority to execute and deliver this Agreement and the other Investment Documents to which it is a party and to perform its obligations hereunder and thereunder, and the execution and delivery by such Limited Partner of this Agreement and the other Investment Documents to which it is a party, and the performance of all obligations hereunder and thereunder have been duly authorized by all necessary action.

(c) Authority; Enforceability. This Agreement and each other Investment Document to which such Limited Partner is a party has been duly and validly executed and delivered by such Limited Partner and, assuming due execution and delivery of this Agreement by the other parties hereto, constitutes the binding obligation of such Limited Partner enforceable against such Limited Partner in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization or similar Laws affecting creditors’ rights generally, and by principles of equity.

(d) No Conflicts. The execution, delivery, and performance by such Limited Partner of this Agreement and the other Investment Documents to which such Limited Partner is a party will not, with or without the giving of notice or the lapse of time, or both, (i) violate any provision of law to which such Limited Partner is subject, (ii) violate any order, judgment, or decree applicable to such Limited Partner or (iii) conflict with, or result in a breach or default under, any term or condition of its certificate of incorporation or by-laws, certificate of limited partnership or partnership agreement, certificate of formation or limited liability company agreement, or trust agreement, as applicable, or any material agreement or instrument to which such Limited Partner is a party. No consent, approval, authorization or order of any court or governmental agency or authority or of any third party which has not been obtained is required in connection with the execution, delivery and performance by such Limited Partner of this Agreement and any of the other Investment Document to which it is a party.

(e) Investment Matters. Such Limited Partner is acquiring its Interest in the Partnership for its own account, for investment purposes, and not with a view to or in connection with the resale or other distribution of such Interest in violation of applicable securities laws. Such Limited Partner understands and agrees that its Interest has not been registered under the Securities Act and is a “restricted security.”

(f) Partnership Agreement. Such Limited Partner understands that the Interest acquired by it shall, upon issuance by the Partnership, without any further action on the part of the Partnership or such Person, be subject to the terms, conditions and restrictions contained in this Agreement including all amendments, modifications and restatements thereof made in accordance with this Agreement.

(g) No Brokers. Neither such Limited Partner nor any of its Affiliates has employed or retained any broker, agent or finder in connection with this Agreement or the transactions contemplated herein, or paid or agreed to pay any brokerage fee, finder’s fee, commission or similar payment to any Person on account of this Agreement or the transactions provided for herein which fee, commission or payment will constitute an obligation payable by the Partnership or any other Partner; and such Limited Partner shall indemnify and hold harmless the Partnership and the other Partners from any costs, including attorneys’ fees, and liability arising from the claim of any broker, agent or finder employed or retained by such Limited Partner in connection with the Partnership or this Agreement.

(h) Survival of Representations and Warranties. All representations and warranties made by each of the Limited Partners in this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement regardless of any investigation made by or on behalf of any such party.

12.2 Compliance with International Trade Control Laws and OFAC Regulations. Each Limited Partner, by executing this Agreement, represents, warrants and, as applicable, covenants to the General Partner and the Partnership, that he is not now nor shall be at any time during the term of this Agreement a person with whom a U.S. person, including a Financial Institution, is prohibited from transacting business of the type contemplated by this Agreement, whether such prohibition arises under U.S. law, regulation, executive orders and lists published by the federal Office of Foreign Asset Control (“OFAC”) (including those executive orders and lists published by OFAC with respect to Specially Designated Nationals and Blocked Persons, both as designated by OFAC) or otherwise.

12.3 Compliance with Other Laws.

(a) Each Limited Partner, by executing this Agreement, further represents, warrants and, as applicable, covenants to the General Partner and the Partnership that he (1) is not under investigation by any governmental authority for, or has been charged with, or convicted of, money laundering, drug trafficking, terrorist-related activities, any crimes which in the United States would be predicate crimes to money laundering, or any violation of any Anti-Money Laundering Laws; (2) has not been assessed civil or criminal penalties under any Anti-Money Laundering Laws; and (3) has not had any of his funds seized or forfeited in any action under any Anti-Money Laundering Laws.

(b) Each Limited Partner, by executing this Agreement, further represents, warrants and, as applicable, covenants to the General Partner and the Partnership that he is in compliance with any and all applicable provisions of the Patriot Act.

(c) Each Limited Partner agrees to cooperate with the General Partner in providing such additional information and documentation on such Limited Partner’s legal or beneficial ownership, policies, procedures and sources of funds as the General Partner deems reasonably necessary or prudent to enable the General Partner to comply with Anti-Money Laundering Laws as now in existence or hereafter amended.

ARTICLE XIII

NOTICES; POWER OF ATTORNEY

13.1 Method of Notice. All notices required to be delivered hereunder shall be in writing and must be delivered either by hand in person, by electronic mail, by facsimile transmission, by U.S. certified mail, return receipt requested or by nationally recognized overnight delivery service (receipt request) and shall be deemed given when so delivered by hand (with written confirmation of receipt), sent by facsimile transmission (with confirmation of receipt of transmission from sender’s equipment), transmitted by electronic mail (in a message to the electronic mail address given to the Partnership) or, if mailed by U.S. certified mail, three days after the date of deposit in the U.S. mail, or if delivered by overnight delivery service when received by the addressee, in each case at the appropriate addresses set forth below (or to such other addresses as a party may designate for that purpose upon fifteen (15) days’ written notice to the other party).

If to the Partnership or to the General Partner at:

c/o Eclipse Management GP, LLC

2121 Old Gatesburg Road, Suite 110

State College, Pennsylvania 16803

Attn: Christopher K. Hulburt

If to a Limited Partner, to such Limited Partner at such Limited Partner’s address for notice purposes as set forth on its signature page to this Agreement.

13.2 Routine Communications; Wire Transfers. Notwithstanding the provisions of Section 13.1 hereof, routine communications such as financial statements of the Partnership may be sent by first-class mail, postage prepaid, or by facsimile or electronic transmission. The Partnership shall, in the discretion of the General Partner, cause cash distributions to be made by means of wire transfer to any Partner who requests the same and who provides the Partnership with wire transfer instructions or by such other electronic means as are agreed to by the Partnership and such Partner.

13.3 Power of Attorney. Without limiting the rights of the Limited Partners pursuant to Section 6.2, each Limited Partner does hereby constitute and appoint the General Partner, and any officer of the General Partner acting on its behalf from time to time, as such Limited Partner’s true and lawful representative and attorney-in-fact, in its name, place and stead to make, execute, sign, deliver and file (a) any amendment to the Certificate required by the Act because of an amendment to this Agreement or in order to effectuate any change in the Partners of the Partnership, (b) any amendment to this Agreement permitted to be made by the General Partner pursuant to Section 14.2 hereof; provided, however, that if such amendment is stated in Section 14.2 hereof to be an amendment which requires the prior written consent (or other specified approval) of the affected Limited Partner, then the approval of either the Required Holders or all of the Limited Partners, as the case may be, must be obtained, and (c) all such other instruments, documents and certificates which may from time to time be required by the laws of the United States of America, the State of Delaware or any other state, or any political subdivision or agency thereof, to effectuate, implement and continue the valid and subsisting existence of the Partnership and its power to carry out its purposes as set forth in this Agreement or to dissolve and terminate the Partnership in accordance with the Act. The General Partner shall deliver a copy of each document executed pursuant to this power of attorney to each Partner in whose name such document was executed. Insofar as possible pursuant to applicable law, the power of attorney granted hereby is irrevocable. This power of attorney is coupled with an interest and shall survive the subsequent incapacity, disability or dissolution of the Limited Partner granting such power.

ARTICLE XIV

GENERAL PROVISIONS

14.1 Entire Agreement. This Agreement and the applicable Contribution Agreements constitute the entire agreement among the parties hereto with respect to the subject matter hereof and thereof, and supersede any prior agreement or understanding among the parties hereto with respect to the subject matter hereof or thereof.

14.2 Amendment. Except as required by law, this Agreement may be amended by the General Partner, from time to time, with the prior written consent of the Required Holders; provided, however, that amendments which do not adversely affect the Limited Partners or the Partnership in any material respect, as determined by the General Partner in its sole and reasonable discretion, may be made to this Agreement and the Certificate, from time to time, by the General Partner without the prior written consent of any of the Limited Partners, to: (a) admit any Person to the Partnership as a Limited Partner pursuant to the terms of this Agreement; (b) amend any provision of this Agreement and the Certificate which requires any action to be taken by or on behalf of the General Partner or the Partnership pursuant to requirements of Delaware law if the provisions of Delaware law are amended, modified or revoked so that the taking of such action is no longer required; (c) add to the representations, duties or obligations of the Partnership or the General Partner, or to surrender any right granted to the Partnership or the General Partner herein, for the benefit of the Limited Partners; (d) correct any clerical mistake herein or in the Certificate or correct any printing, stenographic or clerical errors, or omissions, which shall not be inconsistent with the provisions of this Agreement or the status of the Partnership as a partnership for federal income tax purposes; (e) change the name of the Partnership or to make any other change which is for the benefit of, or not adverse to the interests of, the Limited Partners; and (f) make any other modifications that are necessary or convenient in connection with any Internal Restructure of Eclipse Resources.

14.3 Approvals. Except as otherwise specifically provided herein and to the extent permitted by applicable law, each Partner agrees that the written approval of Partners holding the required Percentage Interests shall bind the Partnership and each Partner and shall have the same legal effect as the written approval of each Partner, for purposes of granting the approval of the Partners with respect to any proposed action of the Partnership, the General Partner, or any of their respective Affiliates. Each Limited Partner further agrees that for purposes of any vote sought by the General Partner pursuant to any provision of this Agreement requiring the approval of the Limited Partners (whether pursuant to an amendment or otherwise), in calculating the percentage required for such approval, the numerator and denominator will include the Percentage Interest of any Limited Partner who does not indicate approval or disapproval of any matter presented for its approval within such time period as may be specified by the General Partner (which time period in any event will not be less than 10 Business Days), and such Limited Partner will be deemed for purposes of this Agreement to have indicated approval of such matter.

14.4 Governing Law. This Agreement shall be construed in accordance with and governed by the laws of the State of Delaware, without giving effect to the provisions, policies or principles thereof relating to choice or conflict of laws.

14.5 Captions. The section and other headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

14.6 Successors. Except as otherwise provided herein, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective legal representatives, heirs, successors and assigns.

14.7 Severability. In case any one or more of the provisions contained in this Agreement or any application thereof shall be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and other application thereof shall not in an way be affected or impaired thereby.

14.8 Gender and Number. Whenever required by the context hereof, the singular shall include the plural and the plural shall include the singular. The masculine gender shall include the feminine and neuter genders.

14.9 Third-Party Rights. Each Covered Person shall be deemed a third party beneficiary of the provisions of Article VIII hereof. Subject to the foregoing, nothing in this Agreement shall be deemed to create any right in any Person not a party hereto and this Agreement shall not be construed in any respect to be a contract in whole or in part for the benefit of any third party (except as aforesaid).

14.10 Counterparts. This Agreement may be executed in counterparts, each of which shall constitute an original, but all of which, when taken together, shall constitute but one instrument.

14.11 Duties. To the fullest extent permitted by law and notwithstanding any other provision of this Agreement or in any agreement contemplated herein or applicable provisions of law or equity or otherwise, whenever in this Agreement a Person is permitted or required to make a decision (a) in its “sole discretion” or “discretion” or under a grant of similar authority or latitude, such Person shall be entitled to consider only such interests and factors as it desires, including its own interests, and shall have no duty or obligation to give any consideration to any interest of or factors affecting the Partnership or any other Person, or (b) in its “good faith” or under another express standard, such Person shall act under such express standard and shall not be subject to any other or different standard. The General Partner shall not be liable in any circumstance to the Partnership or any Partner for its good faith reliance on the provisions of this Agreement or its good faith exercise of its authority hereunder. Except as expressly set forth in this Agreement or included as a mandatory, non-waivable requirement of the Act, neither the General Partner nor any other Covered Person shall have any duties or liabilities, including fiduciary duties, to the Partnership or any Limited Partner, and the provisions of this Agreement, to the extent that they restrict, eliminate or otherwise modify the duties and liabilities, including fiduciary duties, of the General Partner or any other Covered Person otherwise existing at law or in equity, are agreed by the Partners to replace such other duties and liabilities of the General Partner or such other Covered Person.

14.12 Confidentiality. Unless otherwise approved in writing by the General Partner, each Limited Partner agrees to keep confidential, and not to make any use of (other than for purposes reasonably related to its Interest in the Partnership or for purposes of filing such Limited Partner’s tax returns or for other routine matters required by law) nor to disclose to any Person, any information or matter relating to the Partnership and its affairs and any information or matter related to Eclipse Resources (other than disclosure to such Limited Partner’s owners, employees, agents, advisors or representatives (each such Person being hereinafter referred to as an “LP Authorized Representative”), except that a Person who is not subject to the direction or control of such Limited Partner will not constitute an LP Authorized Representative unless such Person shall agree for the benefit of the Partnership and the General Partner to be bound by a confidentiality undertaking on substantially the same terms as set forth in this Section 14.12); provided that such Limited Partner and its LP Authorized Representatives may make such disclosure to the extent that (i) the information being disclosed is publicly known at the time of any proposed disclosure by such Limited Partner or LP Authorized Representative, (ii) the information subsequently becomes publicly known through no act or omission of such Limited Partner or LP Authorized Representative, (iii) the information otherwise is or becomes legally known to such Limited Partner other than through disclosure by the General Partner or the Partnership, (iv) such disclosure, in the reasonable opinion of legal counsel (which may be inside counsel) of such Limited Partner or LP Authorized Representative, is required by law or (v) such disclosure is in connection with any litigation or other proceeding between any Limited Partner and the General Partner and/or the Partnership; provided, further, that each Limited Partner will be permitted, after notice to the General Partner, to correct any false or misleading information which may become public concerning such Limited Partner’s relationship to the General Partner, the Partnership, or Eclipse Resources. Prior to making any disclosure required by law, each Limited Partner shall notify the General Partner of such disclosure and advise the General Partner as to the opinion referred to above. Prior to any disclosure to any LP Authorized Representative, each Limited Partner shall advise such LP Authorized Representative of the obligations set forth in this Section 14.12, inform such LP Authorized Representative of the confidential nature of such information and direct such LP Authorized Representative to keep all such information in the strictest confidence and to use such information only for purposes relating to such Limited Partner’s Interest.

14.13 Non-Disparagement. Each Limited Partner agrees not to disparage or provide information or assistance to others to disparage, the Partnership, the General Partner, the principals of the General Partner, Eclipse Resources or its or their Affiliates. For purposes of this agreement, the term “disparage” (a) includes comments or statements to the press (whether on or off the record), other limited partners, potential investors, sources of investors or any individual or entity with whom General Partner or its affiliates have or may reasonably expect to have a business relationship that would reasonably be expected to have an adverse effect on, or that is intended to or does damage to the good will of: the Partnership, the General Partner, the principals of the General Partner, Eclipse Resources or its or their Affiliates; but (b) does not include any communication made by any Limited Partner when compelled by applicable law.

14.14 Jurisdiction and Service of Process. THE PARTNERSHIP AND EACH PARTNER HEREBY CONSENT TO THE JURISDICTION OF ANY STATE OR FEDERAL COURT LOCATED IN WILMINGTON, DELAWARE AND IRREVOCABLY AGREE THAT ALL ACTIONS OR PROCEEDINGS ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE APPLICABLE CONTRIBUTION AGREEMENT(S) BETWEEN THE PARTNERSHIP AND SUCH PARTNER, AND ALL OTHER DOCUMENTS OR TRANSACTIONS AND ANY OTHER DEALINGS BETWEEN THE PARTNERSHIP AND SUCH PARTNER RELATING TO THE SUBJECT MATTER HEREOF OR THEREOF WHICH MAY BE LITIGATED, MAY BE LITIGATED IN SUCH COURTS. EACH OF THE PARTNERSHIP AND EACH PARTNER ACCEPTS FOR SUCH PARTY AND IN CONNECTION WITH SUCH PARTY’S PROPERTIES, GENERALLY AND UNCONDITIONALLY, THE JURISDICTION OF THE AFORESAID COURTS AND WAIVES ANY DEFENSE OF FORUM NON CONVENIENS, AND IRREVOCABLY AGREES TO BE BOUND BY ANY JUDGMENT RENDERED THEREBY IN CONNECTION HEREWITH OR THEREWITH. EACH OF THE PARTNERSHIP AND EACH PARTNER HEREBY IRREVOCABLY CONSENTS TO THE FULLEST EXTENT PERMITTED BY LAW TO THE SERVICE OF PROCESS OUT OF ANY OF THE AFOREMENTIONED COURTS IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES THEREOF, BY CERTIFIED MAIL (RETURN RECEIPT REQUESTED), TO SUCH PARTY AT ITS ADDRESS AS SET FORTH IN SECTION 13.1 HEREOF, SUCH SERVICE TO THE FULLEST EXTENT PERMITTED BY LAW TO BE DEEMED EFFECTIVE THIRTY (30) DAYS AFTER SUCH MAILING. NOTHING HEREIN SHALL AFFECT THE RIGHT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR SHALL LIMIT THE RIGHT OF ANY PARTY TO BRING PROCEEDINGS AGAINST ANY OTHER PARTY IN THE COURTS OF ANY OTHER JURISDICTION.

14.15 Trial. TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, EACH OF THE PARTNERSHIP AND EACH PARTNER HEREBY WAIVES SUCH PARTY’S RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT, THE APPLICABLE CONTRIBUTION AGREEMENT(S) BETWEEN THE PARTNERSHIP AND SUCH PARTNER, AND ALL OTHER DOCUMENTS OR TRANSACTIONS AND ANY OTHER DEALINGS BETWEEN THE PARTNERSHIP AND SUCH PARTNER RELATING TO THE SUBJECT MATTER HEREOF OR THEREOF. EACH OF THE PARTNERSHIP AND THE PARTNER ALSO WAIVES ANY BOND OR SURETY OR SECURITY UPON SUCH BOND WHICH MIGHT, BUT FOR THIS WAIVER, BE REQUIRED. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS TRANSACTION, INCLUDING WITHOUT LIMITATION, CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. EACH OF THE PARTNERSHIP AND EACH PARTNER ACKNOWLEDGES THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO THE OTHER PARTY’S DECISION TO ENTER INTO A BUSINESS RELATIONSHIP, THAT EACH PARTY HAS ALREADY RELIED ON THE WAIVER IN ENTERING INTO THIS AGREEMENT, THE APPLICABLE CONTRIBUTION AGREEMENT(S) BETWEEN THE PARTNERSHIP AND SUCH PARTNER AND ALL OTHER DOCUMENTS OR TRANSACTIONS AND ANY OTHER DEALINGS BETWEEN THE PARTNERSHIP AND SUCH PARTNER RELATING TO THE SUBJECT MATTER HEREOF OR THEREOF AND

THAT EACH PARTY WILL CONTINUE TO RELY ON THE WAIVER IN THEIR RELATED FUTURE DEALINGS. EACH OF THE PARTNERSHIP AND EACH PARTNER FURTHER WARRANTS AND REPRESENTS THAT SUCH PARTY HAS REVIEWED THIS WAIVER WITH SUCH PARTY’S LEGAL COUNSEL, AND THAT SUCH PARTY KNOWINGLY AND VOLUNTARILY WAIVES SUCH PARTY’S JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING, AND THAT THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT, THE APPLICABLE CONTRIBUTION AGREEMENT(S) BETWEEN THE PARTNERSHIP AND SUCH PARTNER AND ALL OTHER DOCUMENTS OR TRANSACTIONS AND ANY OTHER DEALINGS BETWEEN THE PARTNERSHIP AND SUCH PARTNER RELATING TO THE SUBJECT MATTER HEREOF OR THEREOF. IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first written above.

THE GENERAL PARTNER:

ECLIPSE MANAGEMENT GP, LLC,a Delaware limited liability company

By:	/s/ Benjamin W. Hulburt
Name:	Benjamin W. Hulburt
Title:	Manager

THE LIMITED PARTNERS:

Each person who shall sign a Limited Partner Signature Page in the form attached hereto as Exhibit A and whose signature page hereto shall be accepted by the Partnership.

[Signature Page to the Limited Partnership Agreement of

Eclipse Management, L.P.]

EXHIBIT A

LIMITED PARTNER SIGNATURE PAGE TO PARTNERSHIP AGREEMENT

(INDIVIDUAL)

The undersigned, desiring to become a Limited Partner of the Partnership, hereby agrees to all of the terms and provisions of the Limited Partnership Agreement of Eclipse Management, L.P. (as amended, the “Partnership Agreement”), and agrees that this Limited Partner Signature Page, together with all other Limited Partner Signature Pages, is hereby incorporated into the said Partnership Agreement. The undersigned hereby joins and executes the said Partnership Agreement, hereby authorizing this Limited Partner Signature Page to be attached thereto. The place of residence or principal business address of the undersigned is as shown below.

IN WITNESS WHEREOF, the undersigned has executed this Limited Partner Signature Page to the Partnership Agreement as of the date set forth hereinafter.

INDIVIDUAL LIMITED PARTNER:	Date:

1.	2.
(Signature)	(Social Security Number)

3. (Printed Name)	4. c/o Eclipse Management GP, LLC 2121 Old Gatesburg Road, Suite 110 State College, Pennsylvania 16803
(Mailing Address)

ACCEPTED this day of , 2014

ECLIPSE MANAGEMENT GP, LLC

By:
Name:
Title:

Exhibit A

EXHIBIT B

ALLOCATIONS OF PROFITS AND LOSSES

AND

OTHER TAX MATTERS

ARTICLE I. TAX DEFINITIONS	B – 1
Section 1.1 Definitions	B – 1
ARTICLE II. ALLOCATIONS OF PROFITS AND LOSSES	B – 6
Section 2.1 Allocation of Book Items	B – 6
Section 2.2 Allocation of Tax Items	B – 9
Section 2.3 Allocations of Profit and Losses and Distributions in Respect of Interests Transferred	B – 11
ARTICLE III. OTHER TAX MATTERS	B – 11
Section 3.1 Tax Elections	B – 11
Section 3.2 Tax Matters Partner	B – 12
Section 3.3 Inconsistent Treatment of Partnership Items	B – 13
Section 3.4 Tax Returns	B – 13

ARTICLE I.

TAX DEFINITIONS

Section 1.1 Definitions. All capitalized terms used herein shall have the meanings assigned to them in the Limited Partnership Agreement of Eclipse Management, L.P. dated as of May     , 2014 (the “Agreement”) to which this Exhibit is attached, or as follows:

(a) Adjusted Capital Account Deficit

“Adjusted Capital Account Deficit” means, with respect to any Partner, the deficit balance, if any, in such Partner’s Capital Account as of the end of the relevant Allocation Year, after giving effect to the following adjustments:

(i) Credit to such Capital Account any amounts which such Partner is obligated to restore pursuant to any provision of this Agreement or is deemed obligated to restore pursuant to the penultimate sentences of Regulations Sections 1.704-2(g)(1) and 1.704-2(i)(5); and

(ii) Debit from such Capital Account the items described in Regulations Sections 1.704-1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5), and 1.704-1(b)(2)(ii)(d)(6).

Exhibit B - Page 1

The foregoing definition of “Adjusted Capital Account Deficit” is intended to comply with the provisions of Regulations Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

(b) Allocation Year

“Allocation Year” means (i) the period commencing on the Effective Date and ending on December 31, 2014, (ii) any subsequent period commencing on January 1 and ending on December 31 or (iii) any portion of the period described in clause (ii) above for which the Partnership is required to allocate Profits, Losses, and other items of Partnership income, gain, deduction, losses and credits pursuant to Article II.

(c) Book Depreciation

“Book Depreciation” means the depreciation, amortization, or other cost recovery deduction (excluding depletion with respect to Depletable Property) allowable for federal income tax purposes to the Partnership for any Allocation Year with respect to any Partnership property except as calculated as set forth below (and to the extent applicable in a manner consistent with section 1.704-3(d)(2) of the Regulations). To the extent consistent with such Regulations, Book Depreciation with respect to a Partnership property shall be equal to the amount that bears the same proportion to the Book Value of the Partnership property as of the beginning of such Allocation Year (or the date of acquisition or contribution if the property is acquired or contributed during such Allocation Year) as the depreciation or amortization for federal income tax purposes for such period bears to the property’s adjusted tax basis as of the beginning of such Allocation Year (or the date of acquisition if the property is acquired during such Allocation Year). If the property’s adjusted tax basis is equal to zero, the amount of “Book Depreciation” allowable to the Partnership for any Allocation Year with respect to the Partnership property in question shall be determined under method selected by the General Partner.

(d) Book Liability Value

“Book Liability Value” means with respect to any liability of the Partnership described in Treasury Regulation Section 1.752-7(b)(3)(i), the amount of cash that a willing assignor would pay to a willing assignee to assume such liability in an arm’s length transaction. The Book Liability Value of each liability of the Partnership described in Treasury Regulation Section 1.752-7(b)(3)(i) shall be adjusted at such times as provided in this Agreement for an adjustment to Book Values; provided that such adjustments shall be made only if the General Partner reasonably determines that such adjustments are necessary or appropriate to reflect the relative economic interests of the Partners in the Partnership.

(e) Book/Tax Disparity Property

“Book/Tax Disparity Property” shall mean any Partnership property that has a Gross Asset Value, which is different from its adjusted tax basis to the Partnership. Thus, any property (other than cash) that is contributed to the capital of the Partnership by a Partner shall be a Book/Tax Disparity Property if its initial Gross Asset Value is not equal to the Partnership’s initial tax basis in the property. In addition, once the Gross Asset Value of a Partnership property is adjusted to an amount other than is adjusted tax basis, the property shall thereafter be a “Book/Tax Disparity Property”.

Exhibit B – Page 2

(f) Gross Asset Value

“Gross Asset Value” means, with respect to any asset, the asset’s adjusted basis for federal income tax purposes, except as follows:

(i) the Gross Asset Value of all Partnership assets shall be adjusted to equal their respective gross fair market values as reasonably determined by the General Partner upon (a) the acquisition of additional Partnership interests by a new or existing Partner in exchange for more than a de minimis capital contribution; (b) the distribution by the Partnership to a Partner of more than a de minimis amount of Partnership assets in redemption of Partnership interests; (c) the date of the grant of a Partnership interest (other than a de minimis Partnership interest) as consideration for the provision of services to or for the benefit of the Partnership by an existing Partner acting in a Partner capacity, or by a new Partner acting in a Partner capacity or in anticipation of becoming a Partner; or (d) the liquidation of the Partnership within the meaning of Section 1.704-1(b)(2)(ii)(g) of the Regulations; provided, however, that the adjustments pursuant to clauses (a), (b) and (c) above shall be made only if determined to be necessary by the General Partner;

(ii) the Gross Asset Value of any Partnership asset distributed to any Partner shall be adjusted to equal the gross fair market value of such asset on the date of distribution as agreed by the General Partner and the distributee Partner;

(iii) the Gross Asset Values of Partnership assets will be increased (or decreased) to reflect any adjustments to the adjusted basis of such assets pursuant to Code Section 734(b) or Code Section 743(b), but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Regulations Section 1.704-1(b)(2)(iv)(m); provided, however, that Gross Asset Values will not be adjusted pursuant to this clause (iv) to the extent that an adjustment pursuant to the foregoing clause (i) is made in connection with a transaction that would otherwise result in an adjustment pursuant to this clause (iii);

(iv) if the Gross Asset Value of a Partnership asset has been determined or adjusted pursuant to clauses (i) or (iii) above or (v) below, such Gross Asset Value shall be adjusted each Allocation Year by the Book Depreciation with respect to such asset taken into account for purposes of computing Profits or Losses for such year; and

(v) the initial Gross Asset Value of any property contributed by a Partner to the Partnership shall be the fair market value as of the date of the contribution as determined by the General Partner; provided, however, that in connection with contributions described in Section 3.1 of the Agreement of the Class C Units, the Gross Asset Value shall be equal to the capital account balance attributable to the contributed Class C Units at the time of its contribution.

(g) Nonrecourse Deductions

“Nonrecourse Deductions” has the meaning set forth in sections 1.704-2(b)(1) and (c) of the Regulations.

Exhibit B – Page 3

(h) Nonrecourse Liability

“Nonrecourse Liability” of the Partnership shall mean any Partnership liability treated as a “nonrecourse liability” under sections 1.704-2(b)(3) and 1.752-1(a)(2) of the Regulations.

(i) Nonrecourse Minimum Gain

“Nonrecourse Minimum Gain” of the Partnership shall mean the amount of “minimum gain” of the Partnership that is attributable to Nonrecourse Liabilities (as determined strictly in accordance with sections 1.704-2(d) and 1.704-2(k) of the Regulations).

(j) Partially Adjusted Capital Account

“Partially Adjusted Capital Account” means, with respect to each Allocation Year and with respect to each Partner during such year, the Capital Account balance of such Partner at the beginning of such year, adjusted for all contributions and distributions during such year and all special allocations pursuant to Section 2.1(a) through (g) made to such Partner for such year, but before giving effect to any allocations of Profits or Losses (or items thereof) for such year pursuant to Section 2.1(h).

(k) Partner Nonrecourse Minimum Gain

“Partner Nonrecourse Minimum Gain” of the Partnership shall mean the amount of “minimum gain” of the Partnership that is attributable to Partner Nonrecourse Debt (as determined strictly in accordance with sections 1.704-2(i)(3) and 1.704-2(k)(5) of the Regulations). A Partner’s share of such “Partner Nonrecourse Minimum Gain” shall be calculated in accordance with the provisions of section 1.704-2(i)(5) of the Regulations.

(l) Partner Nonrecourse Debt

“Partner Nonrecourse Debt” shall mean any Partnership liability that is treated as “partner nonrecourse debt” under section 1.704-2(b)(4) of the Regulations.

(m) Partner Nonrecourse Deductions

“Partner Nonrecourse Deductions” of the Partnership shall mean any and all items of Book Depreciation and other expenses that are treated as “partner nonrecourse deductions” under sections 1.704-2(i)(2) and (3) of the Regulations.

(n) Profits or Losses

“Profits or Losses” means, for each Allocation Year, an amount equal to the Partnership’s taxable income or loss for such year, determined in accordance with Section 703(a) of the Code (for this purpose, all items of income, gain, loss or deduction required to be stated separately pursuant to Section 703(a) of the Code shall be included in taxable income or loss), with the following adjustments:

(i) any income of the Partnership that is exempt from federal income tax and not otherwise taken into account in computing Profits or Losses pursuant to this definition shall be added to such income or loss;

Exhibit B – Page 4

(ii) the computation of all items of loss and deduction shall be made without regard to the fact that items described in Section 705(a)(2)(B) of the Code or pursuant to Regulation Section 1.704-1(b)(2)(iv)(i) are neither currently deductible nor capitalized for federal income tax purposes;

(iii) any income, gain or loss attributable to the taxable disposition of any Partnership property shall be determined as if the adjusted basis of such property as of such date of disposition were equal in amount to the Partnership’s Gross Asset Value with respect to such property as of such date;

(iv) in lieu of depreciation, amortization and other cost recovery deductions (excluding depletion with respect to Depletable Properties) taken into account in computing taxable income or loss, there will be taken into account Book Depreciation for such year;

(v) if the Gross Asset Value of any Partnership asset is adjusted under clause (ii) of the definition of Gross Asset Value, the amount of such adjustment will be taken into account as gain or loss from disposition of the asset for purposes of computing Profits or Losses;

(vi) In the event the Book Liability Value of any liability of the Partnership described in Treasury Regulation Section 1.752-7(b)(3)(i) is adjusted as required by this Agreement, the amount of such adjustment shall be treated as an item of loss (if the adjustment increases the Book Liability Value of such liability of the Partnership) or an item of gain (if the adjustment decreases the Book Liability Value of such liability of the Partnership) and such items, and any other items relating to Book Liability Values determined by the General Partner to be appropriate in determining Capital Accounts, shall be taken into account for purposes of computing Profits or Losses;

(vii) To the extent an adjustment to the adjusted tax basis of any asset pursuant to Section 734(b) of the Code is required, pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(m)(4), to be taken into account in determining Capital Account balances as a result of a distribution other than in liquidation of a Partner’s interest in the Partnership, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the basis of the asset) or an item of loss (if the adjustment decreases such basis) from the disposition of such asset and shall be taken into account for purposes of computing Profits or Losses; and

(viii) any items which are specially allocated pursuant to the provisions of Section 2.1(a) through (g) shall not be taken into account in computing Profits or Losses.

(o) Target Capital Account

“Target Capital Account” means, with respect to each Allocation Year and with respect to each Partner during such year, the amount (which may be either a positive or a deficit balance) equal to the difference between (i) the amount of the hypothetical distribution (if any) that such Partner would receive if, on the last day of such year, (x) all Partnership assets, including cash, were sold for cash equal to their Gross Asset Value, taking into account any adjustments thereto for such year, (y) all Partnership liabilities were satisfied in cash according to their terms (limited, with respect to each Nonrecourse Liability or Partner Nonrecourse Debt, to the Gross Asset Value of the assets securing such liability), and (z) the net proceeds thereof (after satisfaction of such liabilities) were distributed in full pursuant to Section 8.2(a) of the

Exhibit B – Page 5

Agreement and (ii) the sum of (x) the amount, if any, without duplication, that such Partner would be obligated to contribute to the capital of the Partnership pursuant to any provision of this Agreement, if applicable, (y) such Partner’s share of Nonrecourse Minimum Gain determined pursuant to Section 1.704-2(g) of the Regulations, and (z) such Partner’s share of Partner Nonrecourse Minimum Gain determined pursuant to Section 1.704-2(i)(5) of the Regulations, all computed immediately prior to the hypothetical sale described in clause (i) hereof.

(p) Tax Depreciation

“Tax Depreciation” for any Allocation Year shall mean the amount of depreciation, cost recovery or other amortization deductions allowable to the Partnership for Federal income tax purposes for such year.

(q) Tax Matters Partner

“Tax Matters Partner” shall mean the General Partner or any other Partner designated in Section 3.2(a) hereof as the “tax matters partner,” for purposes of section 6231(a)(7) of the Code.

ARTICLE II.

ALLOCATIONS OF PROFITS AND LOSSES

Section 2.1 Allocation Of Book Items. Before the allocations of Profits or Losses (or items thereof) pursuant to Section 2.1(h), the following special allocations shall be made in the following order:

(a) Pursuant to section 1.704-2(f) of the Regulations (relating to minimum gain chargebacks), if there is a net decrease in Nonrecourse Minimum Gain of the Partnership for the Allocation Year (or if there was a net decrease in Nonrecourse Minimum Gain for a prior Allocation Year and the Partnership did not have sufficient amounts of income or gain during the Allocation Year to allocate to the Partners under this Section 2.1(a)), then items of Partnership income or gain shall be allocated, before any other allocation is made pursuant to the succeeding provisions of this Section 2.1 for such year, to each Partner in proportion to, and to the extent of, the total net decrease in such Partner’s share of the Nonrecourse Minimum Gain (determined and adjusted in accordance with the provisions of section 1.704-2(g) of the Regulations).

As provided in section 1.704-2(j) of the Regulations, income of the Partnership allocated for any Allocation Year under this Section 2.1(a) shall consist first of a pro rata portion of gain recognized from the disposition of Partnership property subject to a Nonrecourse Liability and discharge of indebtedness income relating to the Nonrecourse Liability to which the Property is subject, with any remaining allocated income deemed to be made up of a pro rata portion of the Partnership’s other items of income and items of gain for such year (provided that gain from the disposition of property which is subject to Partner Nonrecourse Debt and discharge of indebtedness income relating to the Partner Nonrecourse Debt to which the Property is subject shall be allocated under this Section 2.1(a) only to the extent not allocated under Section 2.1(b) hereof).

Exhibit B – Page 6

(b) Pursuant to section 1.704-2(i)(4) of the Regulations (relating to partner nonrecourse minimum gain chargebacks), if there is a net decrease in Partner Nonrecourse Minimum Gain of the Partnership for such taxable year or other period (or if there was a net decrease in Partner Nonrecourse Minimum Gain for a prior taxable year or other period and the Partnership did not have sufficient amounts of income during prior taxable year or other period to allocate to the Partners under this Section 2.1(b)), then items of Partnership income and gain shall be allocated, before any other allocation is made pursuant to the succeeding provisions of this Section 2.1 for such taxable year, to the Partners with shares of such minimum gain as of the first day of such taxable year or other period in proportion to, and to the extent of, such Partner’s share of the net decrease in such minimum gain all as provided under section 1.704-2(i)(4) of the Regulations.

As provided in section 1.704-2(j) of the Regulations, income of the Partnership allocated for any taxable year or other period under this Section 2.1(b) shall consist first of a pro rata portion of gain recognized from the disposition of Partnership property subject to Partner Nonrecourse Debt and discharge of indebtedness income relating to the Partner Nonrecourse Debt to which the Property is subject, with any remaining allocated income deemed to be made up of a pro rata portion of the Partnership’s other items of income and other items of gain for such year (provided that items of gain from the disposition of property which is subject to a Nonrecourse Liability and discharge of indebtedness income relating to the Nonrecourse Liability to which the Property is subject shall be allocated under this Section 2.1(b) only to the extent not allocated under Section 2.1(a) hereof).

(c) The General Partner shall use all reasonable efforts to prevent any allocation from causing or increasing an Adjusted Capital Account Deficit. Consistent therewith and pursuant to section 1.704-1(b)(2)(ii)(d) of the Regulations (relating to “qualified income offsets”), all Partnership income shall be allocated, after giving tentative effect to all other allocations to be made pursuant to this Section 2.1 for the Allocation Year, proportionately among the Partners with Adjusted Capital Accounts Deficit (as determined after giving tentative effect to all other adjustments attributable to the allocations provided for in this Section 2.1) in amounts and the manner sufficient to eliminate such deficit balances as quickly as possible. As provided in section 1.704-1(b)(2)(ii)(d) of the Regulations, Partnership income allocated hereunder for the Allocation Year shall consist of a pro rata portion of each item of income for, and of gain occurring during, such year.

(d) In the event any Partner has a deficit balance in its Capital Account at the end of any Allocation Year that is in excess of the amount such Partner is obligated to restore under this Agreement or pursuant to the penultimate sentences of Sections 1.704-2(g)(1) and 1.704-2(i)(5), each such Partner shall be specially allocated items of Partnership income or gain in the amount of such excess as quickly as possible, provided that an allocation pursuant to this Section 2.1(d) shall be made only if and to the extent that such Partner would have a deficit Capital Account balance in excess of such amount after all other allocations provided in this Section 2.1 have been made as if Section 2.1(c) and this Section 2.1(d) were not contained in this Agreement

(e) Any Partner Nonrecourse Deductions for any Allocation Year shall be specially allocated to the Partner who bears the economic risk of loss with respect to the Partner Nonrecourse Debt to which such Partner Nonrecourse Deductions are attributable in accordance with Section 1.704-2(i)(1).

Exhibit B – Page 7

(f) For any Allocation Year, all Nonrecourse Deductions shall be allocated among the Partners in proportion to their respective Distribution Percentages for such Allocation Year. As provided in section 1.704-2(j) of the Regulations, Nonrecourse Deductions allocated hereunder for any Allocation Year shall consist first of Book Depreciation with respect to property which is subject to Nonrecourse Liability for such year with any remaining Nonrecourse Deductions deemed to be made up of a pro rata portion of the Partnership’s other deductions or losses for such year (provided that Book Depreciation with respect to property which is subject to Partner Nonrecourse Debt shall be allocated under this Section 2.1(f) only to the extent not allocated under Section 2.1(e) hereof).

(g) (i) To the extent any adjustment to the adjusted tax basis of any Partnership asset pursuant to Section 734(b) of the Code or Section 743(b) of the Code is required pursuant to section 1.704-1(b)(2)(iv)(m) to be taken into account in determining Capital Accounts, the amount of such adjustment to the Capital Accounts will be treated as an item of gain (if the adjustment increased the basis of the asset) or loss (if the adjustment decreases such basis), and such gain or loss will be specially allocated to the Partners in a manner consistent with the manner in which their Capital Accounts are required to be adjusted pursuant to such Regulations Section.

(ii) Simulated Depletion for each Depletable Property and Simulated Loss upon the Disposition of a Depletable Property shall be allocated among the Partners in proportion to their shares of the Simulated Basis in such property.

(h) (i) For each Allocation Year, after giving effect to Sections 2.1(a) through (g), the rules set forth below in this Section 2.1(h) shall apply for the purpose of determining each Partner’s allocable share of the items of income, gain, loss and deduction of the Partnership comprising Profits and Losses of the Partnership for such year and determining special allocations of other items of income, gain, loss and deductions set forth below.

(ii) The items of income, gain, deduction and loss of the Partnership comprising Profits or Losses for an Allocation Year shall be allocated among the persons who were Partners during such year in a manner that will reduce, proportionately, the differences between their respective Partially Adjusted Capital Accounts and Target Capital Accounts for such year. No portion of the Losses for any Allocation Year shall be allocated to a Partner whose Target Capital Account is greater than or equal to its Partially Adjusted Capital Account for such year. No portion of the Profits for any Allocation Year shall be allocated to any Partner whose Partially Adjusted Capital Account is greater than or equal to its Target Capital Account for such year.

(iii) Determination of Items Comprising Allocations.

(X) If the Partnership has a Profits for an Allocation Year, then, (A) for any Partner whose Partially Adjusted Capital Account balance needs to be decreased pursuant to Section 2.1(h)(ii), the allocations required by Section 2.1(h)(ii) shall be comprised of a proportionate share (based on the relative amounts by which their Partially Adjusted Capital Accounts need to reduced) of each of the Partnership’s items of deduction or loss entering into the computation of Profits for such year to the extent necessary to eliminate, to the maximum extent possible for such year, the differential between their respective Partially Adjusted Capital Accounts and Target Capital Accounts, and (B) the allocations made pursuant to Section 2.1(h)(ii) in respect of each other Partner not described in the foregoing Section 2.1(h)(iii)(X) (A) shall be comprised of a proportionate share (based upon the relative amounts by which their Partially Adjusted Capital

Exhibit B – Page 8

Accounts need to be adjusted) of each Partnership item of income, gain, deduction and loss entering into the computation of Profits for such year (other than the portion of each Partnership item of deduction and loss, if any, allocated pursuant to Section 2.1(h)(iii)(X)(A) hereof).

(Y) If the Partnership has Losses for an Allocation Year, then, (A) for any Partner whose Partially Adjusted Capital Account balance needs to be increased pursuant to Section 2.1(h)(ii) hereof, the allocations required by Section 2.1(h) shall be comprised of a proportionate share (based on the relative amounts by which their Partially Adjusted Capital Accounts need to be increased) of each of the Partnership’s items of income or gain entering into the computation of Losses for such year to the extent necessary to eliminate, to the maximum extent possible for such year, the difference between their respective Partially Adjusted Capital Accounts and Target Capital Accounts, and (B) the allocations made pursuant to Section 2.1(h)(ii) in respect of each other Partner not described in the foregoing Section 2.1(h)(iii)(Y) (A) shall be comprised of a proportionate share (based upon the relative amounts by which their Partially Adjusted Capital Accounts need to be adjusted) of each Partnership item of income, gain, deduction and loss entering into the computation of Losses, for such year (other than the portion of Partnership items of income or gain, if any, that is allocated pursuant to Section 2.1(h)(iii)(Y) (A) above.

(Z) Notwithstanding anything to the contrary in this Section 2.1(h), the amount of Losses or items of Partnership deduction and loss allocated pursuant to this Section 2.1(h) to any Partner shall not exceed the maximum amount of the Losses or such items that can be so allocated without causing such Partner to have an Adjusted Capital Account Deficit at the end of any Allocation Year. All Losses or such items in excess of the limitation set forth in this Section 2.1(h)(iii)(Z) shall be allocated first to Partners who would not have an Adjusted Capital Account Deficit, pro rata in proportion to their Capital Account balances as adjusted in accordance with subdivisions (i) and (ii) of the definition of Adjusted Capital Account Deficit, until no Partner would be entitled to any further allocation, and thereafter to all Partners in accordance with the provisions of Section 1.704-1(b)(3) of the Regulations.

Section 2.2 Allocation Of Tax Items.

(a) Except as otherwise provided in this Section 2.2 hereof, each Tax Item shall be allocated among the Partners in the same manner as each correlative item of “book” income, gain, deduction or loss is allocated pursuant to the provisions of Section 2.1 hereof.

(b) The Partners hereby acknowledge that all Tax Items in respect of Book/Tax Disparity Property are required to be allocated among the Partners in the same manner as under section 704(c) of the Code (as specified in sections 1.704-1(b)(2)(iv)(f) and 1.704-1(b)(2)(iv)(g) of the Regulations) and that the principles of section 704(c) of the Code require that such Tax Items must be shared among the Partners so as to take account of the variation between the adjusted tax basis and Gross Asset Value of each such Book/Tax Disparity Property. Thus, notwithstanding anything in Sections 2.1 or 2.2(a) hereof to the contrary, the Partners’ distributive shares of Tax Items in respect of each Book/Tax Disparity Property shall be separately determined and allocated among the Partners in accordance with the principles of section 704(c) of the Code. Any elections or decisions relating to allocations under this Section 2.2(b) will be made by the General Partner. For the avoidance of doubt, any tax items attributable to Book/Tax Disparity Property owned by Eclipse Resources shall be allocated among the Partners that takes into account the Partner’s remaining share of built-in gain or built-in loss in accordance with the rules of Section 1.704-3(b)(9) of the Regulations.

Exhibit B – Page 9

(c) For purposes of determining the nature (as ordinary or capital) of any item of income, gain or Profits among the Partners for federal income tax purposes pursuant to Section 2.1 hereof, the portion of such profit required to be recognized as ordinary income pursuant to sections 1245 and/or 1250 of the Code shall be deemed to be allocated among the Partners in the manner provided in Section 1.1245-1(e) or Section 1.1250-(f), as applicable.

(d) Subject to the other provisions of this Section 2.2, “Tax Gain” shall mean the excess of (i) the amount realized by the Partnership in connection with the disposition of any Partnership property (as determined under section 1001 of the Code) over the (ii) adjusted tax basis of such property at the time of disposition.

(e) “Excess nonrecourse liabilities” of the Partnership, within the meaning of section 1.752-3(a)(3), shall be allocated first among the Partners in proportion to and to the extent of the amount of built-in gain that is allocable to each Partner with respect to property under Section 704(c) of the Code (or reverse Section 704(c) allocations (as such term is defined in Section 1.704-3 of the Regulations) to the extent such gain exceeds the gain described in Section 1.752-3(a)(2) of the Regulations with respect to the property and then among the Partners in proportion to their respective Distribution Percentages for the Allocation Year. For this purpose, and in accordance with Section 1.752-4(a) of the Regulations, the liabilities of Eclipse Resources allocated to the Partnership shall be treated as liabilities of the Partnership for purposes of allocating the liabilities among the Partners.

(f) All tax credits shall be allocated among the Partners as determined by the General Partner, consistent with applicable laws.

(g) Partners shall be bound by the provisions of this Article II in reporting their distributive shares of Partnership items of increase, gain, deduction, loss and credit.

(h) Cost and percentage depletion deductions with respect to property the production from which is subject to depletion (herein sometimes called “Depletable Property”) shall be computed separately by the Partners rather than the Partnership. For purposes of such computations, the federal income tax basis of each Depletable Property shall be allocated to each Partner in accordance with such Partner’s Capital Interest Percentage as of the time such Depletable Property is acquired by the Partnership, and shall be reallocated among the Partners in accordance with the Partners’ Capital Interest Percentages as determined immediately following the occurrence of an event giving rise to an adjustment to the Book Values of the Partnership’s Depletable Properties pursuant to clause (ii) of the definition of Book Value (or at the time of any material additions to the federal income tax basis of such Depletable Property); provided however, that the federal income tax basis of each Depletable Property owned by Eclipse Resources at the time of the contribution of the Class C Units to the Partnership pursuant to Section 3.1 shall be allocated among the Partners in the same amount and manner that the federal income tax basis was allocated to such Partner immediately prior to the contribution of that Partner’s Class C Units, and for the avoidance of doubt, no reallocation of federal income tax basis of Depletable Property shall be required in connection with the contribution of the Class C Units to the Partnership pursuant to Section 3.1 of the Agreement. Such allocations are intended to be applied in accordance with the “partners’ interests in partnership capital” under Section 613A(c)(7)(D) of the Code; provided that the Partners understand and agree that the General Partner may authorize special allocations of tax basis, income, gain, deduction or loss, as computed for federal income tax purposes, in order to eliminate differences between Simulated

Exhibit B – Page 10

Basis and adjusted federal income tax basis with respect to Depletable Properties, in such manner as determined consistent with the principles of Section 704(c) of the Code, the Treasury Regulations thereunder and the portions of the Treasury Regulations under Section 704(b) of the Code that apply the principles of Section 704(c) of the Code.

(i) For purposes of the separate computation of gain or loss by each Partner on the taxable Disposition of Depletable Property, the amount realized from such Disposition shall be allocated (i) first, to the Partners in an amount equal to the Simulated Basis in such Depletable Property and in the same proportion as their shares thereof were allocated and (ii) second, any remaining amount realized over the amount of Simulated Basis shall be allocated consistent with the allocation of Simulated Gains under Section 2.2(a), above; provided, however, that the Partners understand and agree that the General Partner may authorize special allocations of tax basis, income, gain, deduction or loss, as computed for federal income tax purposes, in order to eliminate differences between Simulated Basis and adjusted federal income tax basis with respect to Depletable Properties, in such manner as determined consistent with the principles of Section 704(c) of the Code, the Treasury Regulations thereunder and the portions of the Treasury Regulations under Section 704(b) of the Code that apply the principles of Section 704(c) of the Code. The provisions of this Section 2.2(i) and the other provisions of this Agreement relating to allocations under Section 613A(c)(7)(D) of the Code are intended to comply with Treasury Regulation Section 1.704-1(b)(4)(v) and shall be interpreted and applied in a manner consistent with such Treasury Regulations.

(j) Each Partner shall separately keep records of its share of the adjusted tax basis in each Depletable Property, adjust such share of the adjusted tax basis for any cost or percentage depletion allowable with respect to such property and use such adjusted tax basis in the computation of its cost depletion or in the computation of its gain or loss on the disposition of such property by the Partnership. Upon the request of the Partnership, each Partner shall within thirty (30) days of a written request by the Partnership advise the Partnership of its adjusted tax basis in each Depletable Property and any depletion computed with respect thereto, both as computed in accordance with the provisions of this subsection. The Partnership may rely on such information and, if it is not provided by the Partner, may make such reasonable assumptions as it shall determine with respect thereto.

Section 2.3 Allocations Of Profits And Losses And Distributions In Respect Of Partnership Interests Transferred. If any Partnership Interest is Transferred, or is increased or decreased by reason of the admission of a new Partner or otherwise, during any taxable year, each Partner’s distributive share of Profits or Losses and each item of income, gain, deduction or loss shall be determined by use of any method reasonably determined by the General Partner and permitted under Section 706(d) of the Code to account for the varying interests of the Partners.

ARTICLE III.

OTHER TAX MATTERS

Section 3.1 Tax Elections.

(a) For tax purposes, the Partnership shall elect to use the calendar year as its taxable year and to report income and loss under the accrual method of accounting.

Exhibit B – Page 11

(b) For tax purposes, the Partnership shall elect to deduct expenses incurred in organizing the Partnership ratably over a one hundred eighty (180) month period as provided in section 709 of the Code.

(c) For tax purposes, the Partnership shall elect to treat all start-up expenditures as deferred expenses and to deduct such expenses over a one hundred eighty (180) month period as provided in section 195 of the Code.

(d) For Federal income tax purposes, the Partnership shall compute depreciation under section 168 of the Code with respect to its items of real property which are “recovery property” within the meaning of such section and for this purpose shall utilize the straight-line method.

(e) In connection with any Transfer or other assignment of a Partnership Interest permitted by the terms and provisions of this Agreement or in connection with the distribution of any Partnership property to a Partner, the General Partner shall, at the written request of the transferor, transferee or other successor or distributee, cause the Partnership at the time and in the manner provided in section 1.754-1(b) of the Regulations (or any like statute or regulation then in effect), to make an election to adjust the basis of the Partnership’s property in the manner provided in sections 734(b) and 743(b) of the Code (or any like statute or regulation then in effect).

(f) It is intended that the Partnership be classified as a partnership for Federal income tax purposes. Accordingly, neither the Partnership nor any Partner shall file any election pursuant to sections 761 or 7701 of the Code or section 301.7701-3 of the Regulations or otherwise, the effect of which would cause the Partnership not to be treated as a partnership for Federal income tax purposes.

(g) Except as otherwise expressly provided in this Exhibit B, any other tax election or methods of accounting shall be made as determined by the General Partner in its sole discretion.

Section 3.2 Tax Matters Partner.

(a) The General Partner is hereby designated the Tax Matters Partner of the Partnership pursuant to section 6231 (a)(7)(A) of the Code and shall have the power and authority specified in Sections 6221-6234 of the Code (and any comparable provisions of state or local law) in respect of any tax proceeding involving Partnership Tax Items.

(b) The Tax Matters Partner may, at the expense of the Partnership, retain accountants, lawyers, and other professionals to participate in the audit or judicial proceedings.

(c) The Tax Matters Partner may enter into any extension of the period of limitations for making assessments.

(d) No Partner shall file, pursuant to section 6227 of the Code, a request for an administrative adjustment of items for any Partnership taxable year.

(e) Any Partner intending to file a petition under sections 6226, 6228 or other section of the Code with respect to any item or other matter involving the Partnership shall notify the other Partners of such intention and the nature of the contemplated proceeding. If any Partner intends to seek review of court decision rendered as a result of a proceeding instituted under the preceding provisions of Section 3.2, then such Partner shall notify the other Partners of such intended action.

Exhibit B – Page 12

(f) The Tax Matters Partner may enter into a settlement agreement with respect to any Partnership items (within the meaning of section 6231(a)(3) of the Code).

(g) All expenses incurred by the Tax Matters Partner with respect to any tax matter that does or may affect the Partnership, or any Partner by reason thereof, including but not limited to expenses incurred by the Tax Matters Partner in connection with the preparation of Partnership tax returns and Partnership level administrative or judicial tax proceedings, shall be paid for out of Partnership assets and shall be treated as Partnership expenses. The cost of any adjustments to any Partner and the cost of any resulting audits or adjustments with respect to such Partner will be borne solely by such Partner without reimbursement by the Partnership.

(h) The provisions of this Section 3.2 shall survive the termination of the Partnership or the termination of any Partner’s Partnership Interest and shall remain binding on the Partners for a period of time necessary to resolve with the IRS or the United States Department of the Treasury any and all matters regarding the United States Federal income taxation of the Partnership.

Section 3.3 Inconsistent Treatment Of Partnership Items. No Limited Partner shall file a notice of inconsistent treatment under section 6222(b) of the Code with respect to the treatment of Partnership items.

Section 3.4 Tax Returns. The Partnership shall deliver to each of the Partners the following schedules and tax returns as soon as reasonably available a final Schedule K-1, along with comparable schedules for state, or local income tax returns or reports.

Exhibit B – Page 13

EXHIBIT C

ECLIPSE MANAGEMENT, L.P.

FORM OF CONTRIBUTION AGREEMENT

This Contribution Agreement (this “Agreement”) is entered into as of             , 2014, by the undersigned individual (the “Transferor”) and Eclipse Management, L.P., a Delaware limited partnership (the “Partnership”).

1. Transferor hereby contributes to the Partnership                      Class C Units (the “Subject Units”) of Eclipse Resources I, L.P., a Delaware limited partnership (“Eclipse Resources”). In exchange therefore and upon acceptance of such contribution by the Partnership, the Transferor will be admitted as a limited partner in the Partnership.

2. The Transferor hereby represents and warrants to the Partnership as follows:

(a) The Transferor has received and reviewed the Partnership’s Limited Partnership Agreement dated as of             , 2014 (the “Partnership Agreement”).

(b) The Transferor owns good and marketable title to the Subject Units, free and clear of any and all liens, encumbrances, charges, options, rights of first refusal, or other similar matters of any kind whatsoever (other than those in favor of Eclipse Resources).

3. By Transferor’s execution and delivery hereof, the Transferor (a) agrees to be bound by all of the terms, conditions and provisions of the Partnership Agreement, (b) ratifies, confirms and makes the representations and warranties contained in Article XII of the Partnership Agreement, and (c) grants to the general partner of the Partnership (the “General Partner”) the power of attorney (if applicable) contained in Section 13.3 of the Partnership Agreement.

4. The Transferor acknowledges and agrees that the contribution of the Subject Units is part of an ongoing Internal Restructure (as defined in the Partnership Agreement) of Eclipse Resources and that no Exit Event (as defined in the Transferor’s Class C Unit Grant Agreement) shall occur as a result thereof or will thereafter occur unless and until the General Partner makes a determination (in its sole discretion) that an Exit Event has occurred under the terms of the Eclipse Resources Partnership Agreement or the terms of the organizational documents of any successor to Eclipse Resources.

5. The execution of this Agreement does not enlarge or otherwise affect the terms of the Transferor’s employment with Eclipse Resources or any of its affiliates, and Eclipse Resources (or any such affiliate) may terminate the employment of the Transferor at will and as freely and with the same effect as if this Agreement had not been executed.

6. The Transferor acknowledges and affirms that there is no assurance that the Transferor will realize anything of value from the ownership of its interest in the Partnership.

Exhibit C – Page 1

7. The Transferor understands that if its subscription is accepted, the Partnership will return to the Transferor a copy of the signature page of this Contribution Agreement properly executed by the Partnership.

8. The Transferor agrees to indemnify the Partnership and its partners, managers, officers and other controlling persons, and to hold each such person or entity harmless from and against any and all damages, claims, lawsuits, losses, liabilities, deficiencies or expenses (including reasonable attorney’s fees) incurred by such person or entity by reason of or in connection with any breach by the Transferor of any representation, warranty, agreement or covenant in this Contribution Agreement.

9. The Transferor has included with this Contribution Agreement a duly executed signature page to the Partnership Agreement.

10. The Transferor agrees to furnish any additional information requested to assure compliance with federal and state securities laws in connection with the transactions contemplated hereby.

Dated:             , 2014.

ACCEPTED this      day of             , 2014

ECLIPSE MANAGEMENT, L.P.

By:	Eclipse Management GP, LLC
its general partner

By:
Name:
Title:

Exhibit C – Page 2